UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Northfield Bancorp, Inc.

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April 9, 2013

Dear Fellow Stockholder:

We cordially invite you to attend the 2013 Annual Meeting of Stockholders of Northfield Bancorp, Inc., the parent company of Northfield Bank. The Annual Meeting will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 22, 2013.

The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business expected to be transacted. During the Annual Meeting we also will report on the consolidated operations of Northfield Bancorp, Inc.

The business to be conducted at the Annual Meeting consists of the election of three directors, the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2013, the consideration of an advisory, non-binding resolution, with respect to the executive compensation described in the Proxy Statement, and the consideration of an advisory, non-binding proposal, with respect to the frequency that stockholders will vote on our executive compensation.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Northfield Bancorp, Inc., and its stockholders, and unanimously recommends a vote “FOR” each matter to be considered and that stockholders mark the “1 Year” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.

YOUR VOTE IS IMPORTANT. You may vote your shares using the Internet or the telephone by following the instructions set forth in the Proxy Statement. You also may vote by signing, dating, and returning a Proxy Card or voting instruction form, if you requested and received a paper copy of this proxy statement, in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Also provided for your review is our Annual Report on Form 10-K for the year ended December 31, 2012, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, I thank you for your continued support.

Sincerely,

John W. Alexander
Chairman of the Board and Chief Executive Officer

NORTHFIELD BANCORP, INC.

581 Main Street

Woodbridge, New Jersey 07095

(732) 499-7200

NOTICE OF

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Northfield Bancorp, Inc. will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 22, 2013.

The Meeting is for the purpose of considering and acting upon:

I.	The election of three directors;

II.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2013;

III.	An advisory, non-binding resolution, to approve the executive compensation described in the Proxy Statement;

IV.	An advisory, non-binding proposal, with respect to the frequency that stockholders will vote on our executive compensation, and such other matters as may properly come before the meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on April 1, 2013, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

All stockholders of record entitled to vote at the Annual Meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone, or by signing, dating, and returning the Proxy Card, in the postage-paid envelope (mailed to those who requested and received paper copies of this Proxy Statement).

ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING, WITH THE CORPORATE SECRETARY OF NORTHFIELD BANCORP, INC., A WRITTEN REVOCATION, OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

By Order of the Board of Directors

Woodbridge, New Jersey	M. Eileen Bergin
April 9, 2013	Vice President, Corporate Secretary

Proxy Statement

NORTHFIELD BANCORP, INC.

581 Main Street

Woodbridge, New Jersey 07095

(732) 499-7200

2013 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northfield Bancorp, Inc. to be used at the 2013 Annual Meeting of Stockholders of Northfield Bancorp, Inc. (the “Company”), which will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 22, 2013, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being made available to stockholders on or about April 9, 2013.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by using the Internet or telephone or by signing, dating, and returning your Proxy Card (mailed to those who requested and received paper copies of this Proxy Statement) to Northfield Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” Proposals I, II, and III and for the “1 year” option on Proposal IV, as set forth in this Proxy Statement.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Northfield Bancorp, Inc., M. Eileen Bergin, at the address shown above, or by returning a duly executed proxy bearing a later date by mail as described on your Proxy Card. The presence at the Annual Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Corporate Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on April 1, 2013, are entitled to one vote for each share then held. As of April 1, 2013, there were 58,202,819 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present. A list of such stockholders will be available for inspection at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095 for 10 days prior to the Annual Meeting. The list also will be available at the Annual Meeting.

As to the election of directors, a stockholder may vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of KPMG LLP as our independent registered public accounting firm, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2013.

As to the advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Northfield Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Northfield Bancorp, Inc. or the Board of Directors.

As to the advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “1 YEAR”; (ii) consider the proposal every “2 YEARS”; (iii) consider the proposal every “3 YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Northfield Bancorp Inc.’s stockholders. Even though this vote will neither be binding on Northfield Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Northfield Bancorp, Inc. or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

Persons and groups who beneficially own in excess of five percent of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The following table sets forth, as of April 1, 2013, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than five percent of the outstanding shares of common stock.

Name and Address of Beneficial Owner(s)	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding

Northfield Bank Employee Stock Ownership Plan 1731 Victory Blvd. Staten Island, NY 10314	3,861,279	6.63%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Leadership Structure, Role in Risk Oversight, Meetings and Standing Committees

Board of Directors. There are currently nine members of the Board of Directors.

John W. Alexander	Gil Chapman	Susan Lamberti
John R. Bowen	John P. Connors, Jr.	Albert J. Regen
Annette Catino	John J. DePierro	Patrick E. Scura, Jr.

Director Regen has attained mandatory retirement age, as set forth in the Bylaws of the Company and Northfield Bank, and will not serve past this Annual Meeting of Stockholders. Effective as of the date of the Annual Meeting, our Board, by resolution, will be reduced to eight members. Mr. Regen’s ongoing contributions to the Company and the communities we serve are deemed to be of significant value and, therefore, we expect the Board of Directors will grant Mr. Regen director emeritus status at its annual reorganization meeting to occur immediately after this Annual Meeting. Mr. Regen is expected to continue to promote the interests of the Company and provide consultation to the Board of Directors and management, on various business matters, as deemed appropriate.

The Board of Directors affirmatively determines the independence of each director in accordance with NASDAQ Stock Market rules, which include all elements of independence as set forth in the listing requirements for NASDAQ securities. The Board of Directors has determined that each of the above Directors, other than John W. Alexander, meets the independence standards to serve on the Board of Directors. In addition, the Board of Directors has determined that all of the above Directors, other than John W. Alexander and John P. Connors, Jr., qualify to serve on the Nominating and Corporate Governance, Audit, and Compensation Committees pursuant to applicable independence requirements of NASDAQ and the rules and regulations of the Securities and Exchange Commission (“SEC”).

The Board of Directors has also determined that Directors Catino, Chapman, and Scura each qualify as “audit committee financial experts” as that term is used in the rules and regulations of the SEC.

Leadership Structure. The Nominating and Corporate Governance Committee and the Board of Directors periodically review the functioning of the Board, including an assessment of its effectiveness, and the ability of directors to have introduced topics of interest or concern for Board discussion. The Board of Directors believes that it should maintain the flexibility to select the Chairman, and its Board leadership structure, based upon its operating needs and its assessment of what is in the best interest of the Company and its stockholders. Currently, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Alexander serving as both. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is an effective corporate governance structure for the Company at this time. Mr. Alexander’s combined roles effectively utilize his extensive experience and knowledge regarding the Company and the financial services industry, allowing him to lead Board discussions regarding the Company’s business, its strategy, and its risks, as well as providing unified leadership for the Company.

The Board of Directors also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to the Board maintaining a majority of independent directors and independent Nominating and Corporate Governance, Compensation, and Audit Committees, the Board also has designated the position of Lead Independent Director. The Board of Directors believes that the Lead Independent Director structure provides the same independent leadership, oversight, and benefits for the Company and the Board, that would be provided by an independent Chairman. Our Corporate Governance Principles provide that a majority of the independent directors will appoint the Lead Independent Director. Currently, Mr. John J. DePierro serves as the Board’s Lead Independent Director. The Lead Independent Director also serves as Chairman of the Nominating and Corporate Governance Committee. The independent directors have also approved a Lead Independent Director Charter delineating the role and responsibilities of the Lead Independent Director, which include the following:

•

promote open and effective communications among the non-management members of the Board of Directors and between non-management Directors and the management of the Company, including in particular the Chairman and Chief Executive Officer. The role of the Lead Director is also to facilitate and promote the Board’s strength and independence;

•

convene and chair executive sessions of the non-management and independent directors at least twice annually and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the Chief Executive Officer;

•	coordinate and develop the agenda for and chair executive sessions of the non-management and independent directors;

•	coordinate feedback to the Chief Executive Officer on behalf of non-management and independent directors regarding business issues and management;

•	coordinate and develop with the Chairman of the Board the agendas for meetings of the Board and informational needs associated with those agendas and presentations;

•	discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee;

•	convey to the Chief Executive Officer, together with the Chairman of the Compensation Committee, the results of the Chief Executive Officer’s performance evaluation;

•	identify and develop with the Chairman of the Board and the Nominating and Corporate Governance Committee, the Board’s compositional needs and criteria for director candidates;

•	coordinate with legal counsel, responses to questions and/or concerns from stockholders or other interested parties that were communicated or addressed to the Company’s non-management directors; and

•

perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management Directors, or by the Chairman of the Board.

Role in Risk Oversight. The Board of Directors fulfills its risk oversight role primarily through its Risk Committee, and its other standing committees. The Risk Committee has responsibility for enterprise-wide risk management and determining that significant risks of the Company are monitored by the Board of Directors or one of its standing committees. In addition, the Risk Committee reviews new products and services proposed to be implemented by management to determine that appropriate risk identification has occurred; controls are considered to mitigate identified risks to an acceptable level, and significant risks are monitored by one of the Board’s standing committees.

Each Board committee and its chair work closely with the Chief Risk Officer and other members of management in overseeing its assigned risks and each committee receives reports and information regarding risk issues directly from management and, in some cases, the Risk Committee. Each of the Board’s committees is responsible for oversight of specific risks as outlined in each of its charters. In addition, director committee assignments are made with the intention of having directors serve on multiple committees to foster communications and synergies between committees, while reducing redundancies and inefficiencies.

The Board periodically receives reports and information about the Company’s enterprise-wide risk management program directly from the Risk Committee and members of management, including the Chief Risk Officer. The chair of each committee makes periodic reports to the Board of Directors regarding significant activities and actions of their committee, including activities related to risk monitoring and oversight. The reports are discussed and accepted by the Board of Directors, with specific approvals provided for certain actions of the committees.

Related to compensation programs of our employees, the Compensation Committee, in consultation with its third-party independent consultant, and with the assistance of the Chief Risk Officer, the Chief Executive Officer and the President, performed a risk assessment of the Company’s compensation program (including cash incentive compensation) for all employee levels within the Company. The objective of the review was to determine if the compensation programs, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model. The review evaluated the balance of compensation elements between cash and equity, fixed versus variable compensation, and long-term versus short-term compensation. The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual goals, weighting, amount of hold backs, appropriateness of clawbacks, and balance of such goals, as well as, internal controls in place to mitigate possible high risk behaviors.

Based upon its risk assessment, the Compensation Committee concluded that the compensation programs (including cash incentive compensation) for all employee levels were based on balanced performance metrics that were reasonable in relation to base salary, and promoted disciplined progress towards longer-term strategic goals.

The Compensation Committee also concluded that the compensation programs did not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company. The Company will continue to conduct risk assessments and will review our process in light of any new and emerging regulations.

Meetings. The business of Northfield Bancorp, Inc. is conducted at regular and special meetings of the Board and its standing committees. During the year ended December 31, 2012, the Board of Directors held five meetings, and the Board of Directors of Northfield Bancorp, Inc., our predecessor federal corporation, held 13 meetings, consisting of 11 regular monthly meetings, one annual reorganization meeting, and one special meeting related primarily to the acquisition of Flatbush Federal Savings and Loan Association. In addition, the Board of Directors and its committees will meet for training purposes and occasionally hold conference calls to finalize or update topics discussed at its regular meetings. Independent directors meet in executive sessions, no less than twice a year.

No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director); and (ii) the total number of meetings held by all committees of the Board on which she or he served (during the periods that she or he served).

Standing Committees. The Company has six standing committees of the Board consisting of the Nominating and Corporate Governance, Audit, Compensation, Risk, Loan, and Compliance Committees.

The duties and responsibilities of the Board’s standing committees are as follows:

The Nominating and Corporate Governance Committee consists of Directors DePierro, who serves as Chairman, Catino, and Lamberti. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available at our website at www.eNorthfield.com. The Nominating and Corporate Governance Committee met two times during the year ended December 31, 2012.

The duties and responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors in implementing policies and practices related to corporate governance, including:

•

reviewing and monitoring our compliance with our Corporate Governance Principles, Code of Conduct and Ethics for Employees, Officers and Directors, and Code of Conduct and Ethics for Senior Financial Officers;

•	periodically evaluating the size, composition, and independence of the Board of Directors (and its committees);

•	evaluating individuals to be considered for Board service;

•	recommending director nominees to the Board;

•	overseeing the process to assess Board and committee effectiveness;

•	making recommendations to the Board with respect to committee assignments;

•	in consultation with the Compensation Committee, reviewing and recommending director compensation; and

•	monitoring compliance with director and executive stock ownership guidelines.

The Audit Committee consists of Directors Scura, who serves as Chairman, Bowen, Chapman, and Lamberti. Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.eNorthfield.com. The Audit Committee met 12 times during the year ended December 31, 2012.

The duties and responsibilities of the Audit Committee include:

•	monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	monitoring and overseeing the independence and performance of our external auditors, internal auditors, and outsourced internal audit consultants;

•	facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

The Compensation Committee consists of Directors Catino, who serves as Chairman, Chapman, DePierro, and Scura. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.eNorthfield.com. The Compensation Committee met three times during the year ended December 31, 2012.

The duties and responsibilities of the Compensation Committee include:

•

reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation including amounts available for awards under incentive cash plans and equity-based plans;

•

reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other executive management; reviewing such officers’ performance in light of these goals and recommending to the Board such officers’ compensation, including amounts available for awards under cash incentive plans and equity-based plans, based on this evaluation;

•

reviewing the Company’s compensation practices and the relationship among risk, risk management and compensation in light of the Company’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk;

•	establishing and administering our equity based plans, and incentive cash compensation program for executive management;

•

reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board;

•	reviewing, evaluating and recommending succession planning and development for executive officers;

•

appointing the named fiduciaries and the plan administrator for employee benefit plans subject to ERISA; approving the fiduciary rules; approving the compensation for any named fiduciary who is not an employee; and receiving reports from and overseeing the named fiduciaries;

•

reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management;

•

reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider; and

•	reviewing the compensation discussion and analysis included in the proxy statements of the Company, and approving the related Compensation Committee Report.

The Risk Committee’s duties and responsibilities include monitoring the Company’s enterprise-wide risk management program as well as reviewing and monitoring interest rate and liquidity risks, strategic planning and capital deployment, annual budgeting, and asset quality (excluding loans). The Risk Committee met five times during the year ended December 31, 2012.

The Loan Committee’s duties and responsibilities include annually reviewing and recommending for approval all of the Company’s policies related to lending; approving or rejecting loans meeting certain amount criteria as described in loan policies; and monitoring loan quality, including concentrations. The Loan Committee met nine times during the year ended December 31, 2012.

The Compliance Committee’s duties and responsibilities include overseeing the Company’s Bank Secrecy Act/Anti-money laundering and consumer compliance programs, assessing the adequacy of consumer compliance controls and internal consumer compliance monitoring, assessing the effectiveness of management policies, procedures, and practices relating to consumer compliance, and advising the Board of Directors as to the status of our consumer compliance program and ongoing developments relating to consumer compliance matters. The Compliance Committee also provides oversight related to our information technology strategy and risks, and compliance with the Community Reinvestment Act. The Compliance Committee met seven times during the year ended December 31, 2012.

Director and Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee evaluates our current business and strategic plan to determine both the number of directors, and qualifications necessary to properly execute upon the Board’s oversight role. The Committee considers, among other things, the annual self assessment performance results of the Board and its committees, the contributions of each Board member, published board composition survey data and relevant information pieces. The Committee also consults with its outside corporate and securities counsel, who is expert in corporate governance, as part of this process.

The Nominating and Corporate Governance Committee generally seeks to identify individuals who, at a minimum, satisfy the following criteria:

•	have the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	have experience and achievements that have given them the ability to exercise and develop good business judgment;

•	have a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	have a commitment to the communities in which we operate and/or are actively engaged in community activities;

•	are involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its stockholders; and

•	have the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

Specific characteristics that are highly valued by the Committee include relevant and timely experience (both professional and life experiences), commitment to ongoing training and personal development, and ability to promote the interests of the Company, which include involvement in local business, community, and industry groups. The Committee recognizes that each director, and director nominee, is unique and that desired characteristics will be demonstrated at different levels by each individual. The Committee also considers the ability of individuals to work as part of a team to support the strategic initiatives of the Company and whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

The Committee does not have a formal policy or specific guidelines regarding diversity among Board members, and generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Committee recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin, in identifying individuals who possess the qualifications that the Committee believes are important to be represented on the Board.

The Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board possessing skills and experience that are relevant to the current business and strategic direction of the Company, and who are willing to continue in service are first considered for re-nomination. The Committee evaluates the value of proven performance and continuity of service by existing members of the Board compared to that of obtaining a new perspective. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in identifying director nominees, if it so chooses.

The following details include for each of the director nominees, and directors continuing in office: their name; age as of December 31, 2012; year in which they first became a director of the Company; year that their term expires; and their business experience for at least the past five years. None of the directors listed below currently serves as a director, or served as a director during the past five years, of a publicly-held entity (other than the Company), with the exception of Ms. Catino who has served on the board of directors of Middlesex Water Company, which is traded on the NASDAQ Stock Market, LLC under the symbol “MSEX.” Ms. Catino resigned from the board of directors of Middlesex Water Company effective October 26, 2010. The following also includes the particular experience, qualifications, attributes, or skills, considered by the Nominating and Corporate Governance Committee that led the Board to conclude that such person should serve as a director of the Company.

Name, Age, Director Since, Term Expiration	Experience, Qualifications, Attributes, Skills

DIRECTOR NOMINEES:

John R. Bowen, 72, Director since 2003, term expires 2013

Business Experience: Mr. Bowen has over 35 years of business experience in all aspects of community banking, and retired as the Chief Executive Officer of Liberty Bank in 2002.

Reasons why this person should serve as a director: Mr. Bowen has extensive knowledge of banking regulation and internal control, and has strong risk assessment and leadership skills. Mr. Bowen also has extensive experience in loan origination and monitoring. Mr. Bowen is a resident of New Jersey and is involved in local professional and community organizations including the Gateway Regional Chamber of Commerce and as a director of the Northfield Bank Foundation.

Gil Chapman, 59, director since 2005, term expires 2013

Business Experience: Mr. Chapman has over 25 years of business experience, most recently owning and operating an automobile dealership in Staten Island, New York.

Reasons why this person should serve as a director: Mr. Chapman has strong marketing, sales, and customer service assessment skills. Mr. Chapman has significant experience in employee development, training, and business management. Mr. Chapman also has extensive experience in actively supervising financial personnel while operating his automobile business and has the requisite qualifications to be designated as an audit committee financial expert under the SEC’s rules and regulations. Mr. Chapman is a resident of New Jersey, and is involved in local professional and community organizations including the National Association of Corporate Directors and, as a former Staten Island businessman, the Staten Island Economic Development Corporation and the Staten Island Urban League.

John J. DePierro, 72, director since 1984, term expires 2013

Business Experience: Mr. DePierro has over 45 years of business experience in the healthcare industry. Mr. DePierro currently is a consultant to the healthcare industry and is a retired Chief Executive Officer of a major Staten Island health care system.

Reasons why this person should serve as a director: Mr. DePierro has strong leadership skills, and extensive knowledge of corporate governance, as well as knowledge of and relationships with many of the residents and businesses located in Staten Island, New York. Mr. DePierro is a resident of Staten Island, New York, and is involved in local professional and community organizations including directorships at the Seton Foundation for Learning, Mount Manresa Jesuit Retreat House and the Northfield Bank Foundation.

Name, Age, Director Since, Term Expiration	Experience, Qualifications, Attributes, Skills

DIRECTORS CONTINUING IN OFFICE:

John W. Alexander, 63, director since 1997, term expires 2014

Business Experience: Mr. Alexander joined Northfield Bank in 1997, and has served as Chairman of the Board and Chief Executive Officer since 1998 and Chairman of the Board of Northfield Bancorp, Inc. since 2002. Mr. Alexander also served as President of Northfield Bank and Northfield Bancorp, Inc. from October, 2006, through January, 2013.

Reasons why this person should serve as a director: Mr. Alexander is a registered certified public accountant, with strong analytical and leadership skills. Mr. Alexander resides in Staten Island, New York, and is involved in state and national professional organizations including serving as a director of both the New York Bankers Association and the New Jersey Bankers Association. He is also a member of many community organizations including North Shore-LIJ Staten Island University Hospital, the Staten Island Economic Development Corporation, Snug Harbor Cultural Center and Botanical Garden, and the Northfield Bank Foundation. Mr. Alexander is a former tax partner with a national accounting and auditing firm, specializing in bank taxation and asset securitization.

Annette Catino, 56, director since 2003, term expires 2014

Business Experience: Ms. Catino has served as President and Chief Executive Officer of QualCare Alliance Networks, Inc., Piscataway, New Jersey, since 2001, the parent company of QualCare, Inc., a privately-held, managed-care organization. Ms. Catino served as President and Chief Executive Officer of QualCare, Inc. from 1993 until 2012, and continues to serve as Chief Executive Officer of that subsidiary.

Reasons why this person should serve as a director: Ms. Catino has over 34 years of business experience in the healthcare industry. Ms. Catino has strong analytical and leadership skills with extensive experience in healthcare, municipal, and state governmental entities. Ms. Catino has the requisite qualifications to be designated as an audit committee financial expert under the SEC’s rules and regulations. Ms. Catino is a resident of New Jersey and is involved in local professional and community organizations including the Boards of Caucus Educational Corporation, the Val Skinner Foundation and the Meridian Healthcare Perspective. She served on New Jersey Governor Christie’s transition committee on healthcare. In 2012 she was named by NJBIZ as one of the 100 Most Powerful People in New Jersey, as well as one of the 50 Most Powerful People in New Jersey Health Care. In addition, she was named by New Jersey Monthly as one of the top 25 Leading Women Entrepreneurs in New Jersey. She serves as Chairman of the Board of Pure Inventions, LLC, a privately held company that manufactures and distributes liquid, dietary supplements in the spa, wellness and natural food markets.

Name, Age, Director Since, Term Expiration	Experience, Qualifications, Attributes, Skills

John P. Connors, Jr., 56, director since 2002, term expires 2014

Business Experience: Mr. Connors is the managing partner of the law firm of Connors & Connors, P.C., located in Staten Island, New York.

Reasons why this person should serve as a director: Mr. Connors has over 26 years of business experience as a practicing attorney. Mr. Connors is admitted to practice in the state and federal courts of New York and New Jersey and the District of Columbia. Mr. Connors has strong risk management skills and in-depth knowledge of contract and professional liability law related to key areas of the Company’s operations. Mr. Connors also has knowledge of and relationships with many of the residents and businesses located in Staten Island, New York. Mr. Connors is a resident of Staten Island, and is involved in local professional and community organizations including the Richmond County Bar Association, Notre Dame Academy and the Northfield Bank Foundation.

Susan Lamberti, 70, director since 2001, term expires 2015

Business Experience: Ms. Lamberti was an educator with the New York City public schools until her retirement in 2001.

Reasons why this person should serve as a director: Ms. Lamberti has over 30 years of experience in the New York City Public School system. Ms. Lamberti has strong training and development skills, and has extensive knowledge of and relationships with many residents and businesses located in Staten Island, New York. Ms. Lamberti is a resident of Staten Island, and is involved in local professional and community organizations including the National Association of Corporate Directors, the Sisters of Charity Housing Development Fund Corporation, and the Service Auxiliary of Staten Island University Hospital. Ms. Lamberti also serves as Chairman of the Northfield Bank Foundation.

Patrick E. Scura, Jr., 68, director since 2006, term expires 2015

Business Experience: Mr. Scura was an audit partner with a national accounting and auditing firm for 27 years until his retirement in 2005.

Reasons why this person should serve as a director: Mr. Scura is a former audit partner with a national accounting and auditing firm, specializing in community banking. Mr. Scura has over 35 years experience auditing public company financial institutions. Mr. Scura is a licensed certified public accountant, and has strong risk assessment, financial reporting, and internal control expertise. Mr. Scura also has extensive knowledge of and relationships with community banks in our market area. Mr. Scura has the requisite qualifications to be designated as an audit committee financial expert under the SEC’s rules and regulations. Mr. Scura resides in New Jersey, and is involved in local professional and community organizations including St. Peter’s University and the American Institute of Certified Public Accountants.

Director Compensation

Every three years, director compensation is reviewed in detail by the Compensation Committee, in consultation with the Nominating and Corporate Governance Committee. The Compensation Committee considers, among other things, the size and complexity of the Company, as well as the responsibilities, marketplace availability of necessary skill sets, and the time commitment necessary for the Board, its committees, and its committee chairs, to adequately discharge their oversight role and responsibilities. The Compensation Committee utilizes the assistance of a third-party compensation consultant, Pearl Meyer & Partners (PM&P), and available peer and survey data, regarding director compensation at other comparable financial institutions, as part of this process. For interim years between detailed reviews, the Compensation Committee reviews current market conditions and trends in director compensation in consultation with its third-party compensation consultant. In 2010, the Compensation Committee performed its triennial detailed review of director (and executive) compensation.

In December 2008, the stockholders of the Company approved the Northfield Bancorp, Inc. 2008 Equity Incentive Plan. The objective of equity awards is to further align the interests of our employees and directors with those of other stockholders and reward sustained performance. In January, 2009 the Compensation Committee granted equity awards to each director, consisting of 38,930 shares of restricted common stock, and 97,220 options to purchase shares of common stock at a price of $7.09 per share, representing the closing price of the Company’s common stock on the grant date. The equity awards vest in equal installments over a five-year period, commencing one year from the date of the grant.

On January 24, 2013, Northfield Bancorp, MHC, completed a mutual-to-stock conversion which resulted in a 1.4029-for-one stock split. All references in this Proxy Statement to shares of Northfield Bancorp, Inc. common stock, including restricted stock, options to acquire Northfield Bancorp, Inc. stock, and stock prices have been adjusted to reflect the stock split.

The following table sets forth the Director and committee fee structure for the Board and its standing committees (all of which were due and payable in cash) for the year ended December 31, 2012. Directors who are also employees of the Company receive no additional compensation for service as a director. Attendance fees, and one-fourth of any annual retainer, are paid on a quarterly basis, in arrears, unless a director elects to have such fees or a portion thereof, deferred under our non-qualified deferred compensation plan, described below.

	Board of Directors	Nominating and Corporate Governance	Compensation Committee	Audit Committee
Annual Retainer	$30,000	—	—	—

Annual Retainer-Chair	—	$3,000	$4,000	$6,000

Per Meeting Fee	$1,250	$850	$850	$1,250

Members of other committees of the Board receive in cash an $850 per meeting attendance fee and an annual committee chair retainer of $3,000. In addition, the Lead Independent Director receives an annual retainer of $3,000.

The Company also pays directly or reimburses Directors for normal, customary, and necessary business expenses, which includes computer equipment, services, and supplies, relevant professional memberships, and participation in professional training seminars.

The following table sets forth for the year ended December 31, 2012, certain information as to the total remuneration we paid or was earned by our directors. Mr. Alexander does not receive separate compensation for his service as a director. The “Stock awards,” “Options awards,” “Non-equity incentive plan compensation,” and “Change in pension value and nonqualified deferred compensation earnings” columns have been omitted from the table because no director earned any compensation during the year ended December 31, 2012, of a type required to be disclosed in those columns.

Name	Fees earned or paid in cash ($)(1)	All other compensation $(2)	Total ($)
John R. Bowen	77,000	3,885	80,885
Annette Catino	59,600	3,885	63,485
Gil Chapman	82,950	3,885	86,835
John P. Connors, Jr.(3)	62,400	3,885	66,285
John J. DePierro	64,550	3,885	68,435
Susan Lamberti	70,600	3,885	74,485
Albert J. Regen(4)	75,800	3,885	79,685
Patrick E. Scura, Jr.	85,950	3,885	89,835

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the calendar year, whether the director received payment of such amounts or elected to defer them.
(2)	Other compensation consists solely of dividends paid upon the vesting of restricted stock awards that were withheld while the restricted stock awards were unvested.
(3)	During 2012, Mr. Connors provided legal services to or for the benefit of Northfield Bank that are not included in the table above. See “Transactions With Certain Related Persons” for a discussion of fees received for legal services provided in 2012.
(4)	Includes amounts received by Mr. Regen for service as a director of NSB Services Corp and NSB Realty Trust. The Company’s wholly-owned subsidiary, Northfield Bank, is the sole owner of the outstanding common stock of these two entities.

Additionally, for the year ended 2012, each director named in the table held 15,572 unvested shares of restricted stock. As of December 31, 2012, Messrs. Bowen, Chapman, Connors, DePierro, and Scura, Ms. Catino and Ms. Lamberti each had 58,332 vested but unexercised stock options and 38,888 unvested stock options. As of December 31, 2012, Mr. Regen had 38,888 vested but unexercised stock options, and 38,888 unvested stock options.

Transactions With Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Northfield Bank to our executive officers and directors in compliance with federal banking regulations.

The aggregate amount of our outstanding loans to our executive officers and directors and their related entities was approximately $194,675 at December 31, 2012. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northfield Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2012, and were made in compliance with federal banking regulations.

Compensation Committee Interlocks and Insider Participation. We have no compensation committee interlocks. Ms. Catino, and Messrs. Chapman, DePierro, and Scura constitute all of the directors who served on our Compensation Committee at any time during 2012. Each is and was an independent, outside director, and none is a current or former officer or employee of the Company.

Other Transactions. John P. Connors, Jr. is a practicing attorney who performs legal work directly for or on behalf of Northfield Bank. During the year ended December 31, 2012, Mr. Connors received fees, either from Northfield Bank, or directly from our customers, in connection with transactions with Northfield Bank, in the amount of approximately $18,850. The Board of Directors authorizes the appointment of Mr. Connors each year, and the Compensation Committee of the Board of Directors reviews a summary of the services performed and the total fees paid for services on an annual basis. All transactions with Mr. Connors are in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that Directors will attend these meetings absent unavoidable scheduling conflicts. All Directors attended the 2012 Annual Meeting of Stockholders.

Codes of Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our chief executive officer, chief financial officer, and controller. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.eNorthfield.com. Amendments to and waivers of the Code of Conduct and Ethics for Senior Financial Officers will be disclosed on our website, or otherwise in the manner required by applicable law, rule, or listing standard.

We also adopted a Code of Conduct and Ethics that is applicable to all employees, officers, and directors which is available on our website at www.eNorthfield.com. Employees, officers, and directors acknowledge annually that they will comply with all aspects of the Code of Conduct and Ethics for Employees, Officers, and Directors.

Stock Ownership Guidelines

The Board of Directors believes that Directors and Executive Officers should own and hold common stock of the Company to further align their interests with the interests of our stockholders. Therefore, the Board has established minimum stock ownership guidelines (the “Guidelines”). The Guidelines are applicable to non-employee Directors and Executive Officers. Executive Officers are defined as the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Senior Lending Officer, and Senior Operations Officer of the Company. In the event a Director also serves as an Executive Officer of the Company, the Director will be subject to the Executive Officer stock ownership guidelines instead of the Director stock ownership guidelines. As of December 31, 2012, all non-employee Directors and Executive Officers were in compliance with the stock ownership Guidelines.

For purposes of meeting the Guidelines, shares owned directly, shares obtained through stock option exercises or pursuant to the Company’s Employee Stock Ownership Plan and 401(k) plan, vested restricted shares and restricted stock units and shares owned indirectly in a trust, by a spouse and/or minor children are defined as “Qualifying Shares.” Shares of stock that Directors and Executive Officers have the right to acquire through the exercise of stock options (whether or not vested) are not included as Qualifying Shares.

Directors of the Company must own Qualifying Shares equal to the greater of (1) the sum of 5,000 shares plus 25 percent of the total number of vested restricted shares granted to them under the Northfield Bancorp Inc. 2008 Equity Incentive Plan; or (2) 10,000 shares. A Director is prohibited from selling any shares of Company stock unless the Director is in compliance with the Guidelines.

Each Executive Officer must own a minimum number of Qualifying Shares with a market value equal to a multiple of such Executive Officer’s base salary, as set forth below, on March 31, 2011, or such later date that they first become an Executive Officer. The market value of the stock will be based on the closing price of the Company’s stock on March 31, 2011, or such later date that they first become an Executive Officer. In addition, an Executive Officer must own a minimum of 25 percent of the total number of vested restricted shares granted to them under the Northfield Bancorp Inc. 2008 Equity Incentive Plan, commencing with the first award after they become subject to the Guidelines. An Executive Officer is prohibited from selling any shares of Company stock unless the Executive Officer is in compliance with these Guidelines.

Position	Multiple of Base Salary

Chief Executive Officer, President	2x base salary
All other Executive Officers	1x base salary

The applicable ownership level for Directors and Executive Officers must be achieved by the later of March 31, 2011, or three years after the Director or Executive Officer first becomes subject to the Guidelines, and must be maintained thereafter for as long as the individual remains a Director or Executive Officer, until the Director or Executive Officer reaches age 70. To allow for tax and estate planning, the Director or Executive Officer’s level will be capped at age 70, and reduced each subsequent calendar year by 20 percent.

If an Executive Officer’s title changes and the multiple of base salary increases such that the Executive Officer would be subject to a greater ownership requirement, the Executive Officer will have three years to satisfy the additional requirement. If an Executive Officer’s title changes, the overall market value ownership requirement as a multiple of base salary will be recalculated based on the closing price of the Company’s stock on the date the Executive Officer becomes subject to the increased requirement.

If an Executive Officer’s base salary increases subsequent to initially being subject to these guidelines the number of Executive Officer’s Qualifying Shares will not change. The number of Qualifying Shares will not change as a result of fluctuations in the market price of the Company’s stock price, subsequent to the Executive Officer first being subject to the Guidelines.

The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any Director or Officer on whom any requirement of the Guidelines would impose a financial hardship or prevent such Director or Executive Officer from complying with a court order.

Each Director’s and Executive Officer’s compliance with or progress towards compliance with the Guidelines will be reviewed as of the close of business on each calendar year end by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall be responsible for monitoring and interpreting the application of the Guidelines and may amend the Guidelines at any time.

Stockholder Communications

Stockholder Proposals. In order to be eligible for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, no later than December 10, 2013. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Advance Notice of Business to be Conducted at an Annual Meeting of Stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, our Secretary must receive written notice not less than 90 days prior to the anniversary date of the proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the elections of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) (A) the class, series, and number of shares of the Company that are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Company, (D) any short interest (as described in the Bylaws) in any security of the Company held by each such party, (E) any rights to dividends on the shares of the Company owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting; provided, that if such date is after the date of the meeting, not later than the day prior to the meeting); and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

The 2014 annual meeting of stockholders is expected to be held May 28, 2014. Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no later than January 9, 2014. If notice is received after January 9, 2014, it will be considered untimely, and we will not be required to present the matter at the stockholders’ meeting.

Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, Attention: Corporate Secretary. The Corporate Secretary must receive a submission for consideration for the 2014 Annual Meeting of Stockholders no later than November 10, 2013.

The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•

the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Northfield Bancorp, Inc. and its affiliates;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Northfield Bancorp, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.

Stockholder Communications with the Board. A stockholder of Northfield Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the Director or Directors to whom it is addressed; or

•

attempt to handle the inquiry directly, or forward the communication for response by another employee of Northfield Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our Director of Corporate Governance; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.

The Corporate Secretary will make those communications that were not forwarded available to the Directors on request.

Executive Officers who are not Directors

The business experience for the past five years of each of our executive officers other than Mr. Alexander is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years

Steven M. Klein joined Northfield Bancorp, Inc. and Northfield Bank in March 2005, as Chief Financial Officer. Effective March 1, 2011, Mr. Klein also was named Chief Operating Officer. Effective February 1, 2013, Mr. Klein was promoted to President and Chief Operating Officer. Mr. Klein is a licensed certified public accountant in the State of New Jersey, and a member of the American Institute of Certified Public Accountants.

Kenneth J. Doherty joined Northfield Bank in 1988, and currently serves as Executive Vice President and Chief Lending Officer.

Michael J. Widmer joined Northfield Bank in 2002 and currently serves as Executive Vice President, Operations.

William R. Jacobs joined Northfield Bank in 2006 as Controller. Effective December 19, 2012, Mr. Jacobs was promoted to Controller and Principal Accounting Officer, and effective February 1, 2013, Mr. Jacobs was promoted to Chief Financial Officer. Mr. Jacobs is a licensed certified public accountant in the State of New Jersey.

Equity Compensation Plans Approved by Stockholders

The Company’s only equity compensation program that was not approved by stockholders is its employee stock ownership plan.

Set forth below is certain information as of December 31, 2012 regarding equity compensation plans that have been approved by stockholders.

Equity compensation plans approved by stockholders	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price(1) ($)	Number of securities remaining available for issuance under the plan(2)

2008 Equity Incentive Plan:
Restricted Stock	454,904	N/A	71,364
Stock Options/Stock Appreciation Rights	2,805,912	7.09	171,840

Total	3,260,816	N/A	243,204

(1)	Exercise price relates only to stock options that were issued with tandem stock appreciation rights.
(2)	The 2008 Equity Incentive Plan permits the Compensation Committee of the Board to award, at its discretion, the remaining securities available for issuance under the plan entirely in stock options and/or stock appreciation rights.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, the section included in this proxy statement entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement. The members of the Compensation Committee are: Annette Catino, who serves as Chairman, Gil Chapman, John J. DePierro and Patrick E. Scura, Jr.

Compensation Discussion and Analysis

Persons Covered. This discussion and analysis addresses compensation for 2012 for the following executive officers: John W. Alexander, Chairman and Chief Executive Officer; Steven M. Klein, President and Chief Operating Officer (who served as Chief Financial Officer at December 31, 2012); Kenneth J. Doherty, Executive Vice President and Chief Lending Officer; Michael J. Widmer, Executive Vice President of Operations; Madeline G. Frank, Senior Vice President of Human Resources, (who retired on October 5, 2012) and William R. Jacobs, Senior Vice President, Chief Financial Officer, and Principal Accounting Officer. These six executives are referred to in this discussion as the “Named Executive Officers.”

Executive Summary. Prior to completing our initial public offering in November 2007, we were wholly-owned by our mutual holding company. As a mutually owned company, our compensation programs were, by nature, limited, and consisted primarily of base salary and annual cash incentive compensation.

As part of our transition to a public company, our compensation program continues to evolve and is being augmented and modified, as appropriate, to ensure that we attract and retain superior financial services executive talent, and reward sustainable performance within the context of appropriate risk management parameters and safe and sound operation of the Company and its subsidiary, Northfield Bank.

We strive to create a compensation program that rewards performance and the long-term success of the Company. Our compensation program is designed to achieve an appropriate balance between shorter-term and longer-term performance, fixed and performance-based compensation, and cash and equity compensation. A primary objective of our current compensation program is to align the interests of our executives with those of our stockholders. Our 2012 compensation program included competitively benchmarked base salaries, a formal annual cash incentive compensation program directly linked to, among other things, the Company’s strategic objectives, and an equity incentive plan. The Company has remained committed to its disciplined and balanced approach to providing community banking services and utilizes the same philosophy in designing a compensation program that is consistent with effective risk management.

Role of the Compensation Committee. The Compensation Committee of the Board of Directors is responsible for overseeing and approving, subject to ratification by the Board of Directors, the compensation of the Named Executive Officers, including the Chief Executive Officer. As part of these duties, the Committee administers the Company’s cash and equity incentive compensation plans and conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of the other Named Executive Officers. The Board of Directors has ultimate authority to ratify the compensation of all Named Executive Officers, including the Chief Executive Officer.

The Compensation Committee also reviews, oversees, and approves the management and implementation of Northfield Bank’s employee benefit plans. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.

The Compensation Committee consists of four Directors, all of whom are “independent” as set forth in the listing requirements for NASDAQ securities. The Nominating and Corporate Governance Committee of the Board of Directors evaluates the independence of Committee members at least annually, using the standards contained in NASDAQ listing requirements. This evaluation, and the determination that each member of the Committee is independent, was made most recently in March 2013.

Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the Chief Executive Officer, the President and Chief Operating Officer, the Chief Risk Officer, the Chief Financial Officer, and the Director of Human Resources. Executives provide the Compensation Committee with input regarding employee compensation philosophy, processes, risk considerations, and compensation matters regarding employees other than Named Executive Officers. This communication assists in the design and alignment of compensation programs throughout the Company. In addition to providing factual information such as Company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year. At the request of the Compensation Committee, the Chief Operating Officer communicates directly with third-party consultants, providing third-party consultants with Company-specific data and information, and assisting in the evaluation of the estimated financial effect regarding any proposed changes to the various components of compensation.

Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The Chief Executive Officer and the President and Chief Operating Officer do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined. In addition, the Compensation Committee meets, as appropriate, without management being present.

Use of Consultants. The Compensation Committee periodically engages an independent compensation consultant to assist it in the compensation process for Named Executive Officers. The consultant is retained by and reports directly to the Compensation Committee. The Compensation Committee places no restrictions on the consultant within the scope of contracted services and such consultant is not engaged by management for any purpose. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides proxy statement and survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary, equity awards, and cash incentives from the comparison group proxy statements and survey data.

For 2012, the Compensation Committee engaged PM&P, an independent compensation consulting firm, as its advisor on executive and Board compensation matters. PM&P assisted the Compensation Committee in the development of the 2012 cash incentive plan and provided the Committee with updates on current executive compensation trends, including those related to employment contracts. The Committee undertakes a comprehensive assessment every three years and utilizes PM&P to provide ongoing market trends and guidance for pay structures in the intervening years. The Committee regularly reviews the services provided by its outside consultants and PM&P’s independence was reviewed against the requirements of the SEC and NASDAQ and found to meet all of the criteria for independence.

Compensation Objectives and Philosophy. The overall objectives of the Company’s compensation program are to retain, motivate, and reward employees and officers (including the Named Executive Officers) for sustained performance, and to provide competitive compensation, including incentive compensation, to attract talent to the Company, consistent with effective risk management. The methods used to achieve these goals for Named Executive Officers are influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each Named Executive Officer’s individual performance in achieving both financial and non-financial corporate goals.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of banking and our business. The creation of long-term value is highly dependent on the development and effective execution of our business strategy by our executive officers.

Factors that influence the design of our executive compensation program include, among other things, the items listed below.

•	We operate in a highly regulated industry, and we value industry-specific experience that promotes the safe and sound operation of Northfield Bank.

•	We value executives with sufficient experience in our markets relating to the behavior of our customers, products, and investments in various phases of the economic cycle.

•	We operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts appropriately to change.

•

We value the retention and development of performing incumbent executives. Recruitment of executives can have substantial monetary costs, unpredictable outcomes, and a disruptive effect on our operations.

Our 2012 compensation program for our Named Executive Officers included three key components. The first component is base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the position held. The second component is an annual cash incentive plan, designed to reward our executives for attaining specific performance goals that support the strategic objectives of the Company, and the third component, is the vesting of equity incentive awards in the form of Company common stock, and options to purchase Company common stock at a specified price. We also provide benefits and perquisites to the Named Executive Officers at levels that are competitive and appropriate for their roles.

Benchmarking. Our compensation program is periodically evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements and from market survey data. The Compensation Committee will generally review and consider updated peer proxy and market survey compensation data every three years. In 2010, the Compensation Committee engaged PM&P to assist it in completing a comprehensive competitive review. PM&P recommended the peer group using objective criteria to reflect banks similar in asset size, business model and region to the Company. The asset size ranged from one-half to two times the Company’s asset size with a median of $2 billion. The Compensation Committee approved the following peer group:

Dime Community Bancshares, Inc.	State Bancorp, Inc.	Smithtown Bancorp, Inc.
Provident New York Bancorp	Sandy Spring Bancorp, Inc.	First of Long Island Corporation
Flushing Financial Corporation	Suffolk Bancorp	Financial Institutions, Inc.
OceanFirst Financial Corp.	Sun Bancorp, Inc.	Eagle Bancorp, Inc.
Kearny Financial Corp.	Oritani Financial Corp.	Roma Financial Corporation
Sterling Bancorp	Hudson Valley Holding Corp.	First United Corporation
Center Bancorp, Inc.	Lakeland Bancorp, Inc.	First Mariner Bancorp

PM&P provides high level market trend information including typical base salary movement, incentive targets, and other guidance to update the Committee, as requested.

Assembling the Components of Compensation. The Compensation Committee analyzes the level and relative mix of executive compensation by component (e.g., base salary, incentives, and benefits) and in the aggregate. The Chief Executive Officer provides recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on their analysis, the Compensation Committee approves each Named Executive Officer’s compensation, subject to ratification by the Board of Directors.

When evaluating the mix of total compensation, the Compensation Committee considers among other things, general market practices, benchmarking studies conducted by the consultant, the alignment of cash and equity incentive awards with our strategic objectives and Company performance, and the desire to reward performance through incentive compensation within Board-approved risk parameters. The Compensation Committee seeks to create appropriate incentives without encouraging behaviors that result in undue risk. These components are periodically evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements and from market survey data.

Base Salary. Base salary is designed to provide a reasonable level of predictable income commensurate with the position, pay levels of similar positions in the market, individual experience, and demonstrated performance. Named Executive Officers are eligible for periodic adjustments to their base salary as a result of individual performance, market analysis, or significant changes in their duties and responsibilities. The Compensation Committee annually reviews and approves base salaries, and changes thereto, for Named Executive Officers, including our Chief Executive Officer.

Base salary amounts were determined based on a review of peer proxy and survey data provided by PM&P after an analysis of current financial services industry compensation trends. The Compensation Committee reviewed the 50th percentile of peer proxy and survey data, and a pay range around the median to allow for recognition of each Named Executive Officer’s specific experience, responsibilities and performance, estimated value in the marketplace, and the Committee’s view of each Named Executive Officer’s role in the future success of the Company. Subsequent to the comprehensive competitive compensation review conducted in 2010, salary data was updated by PM&P consistent with market movement to provide appropriate guidelines to the Committee. The Compensation Committee generally targets base salary compensation at the 65th percentile for each of the Named Executive Officers.

The Committee considered the responsibility, significant experience, contributions, and performance of each Named Executive Officer, their value in the marketplace, and their critical roles in the future successes of the Company, and determined in December, 2011, that existing base salaries properly reflected these factors and made a determination not to change base salaries for any Named Executive Officers in 2012.

Cash Incentives. The Compensation Committee developed and implemented a management incentive plan (the “Cash Incentive Plan”) in 2011. The Cash Incentive Plan provides performance-based annual cash incentives to reward the Company’s Named Executive Officers for the execution of specific financial and non-financial elements of our strategic business plan, as well as individual goals related to each executive’s functional area. A defined level (80 percent or greater) of Corporate performance is required for the Plan to activate or “turn on.” Once the Plan is active, incentives are based on Corporate and Individual performance. The Corporate goals are designed to reflect a significant portion of the Named Executive’s incentive (70 percent to 100 percent) while the individual performance reflects up to 30 percent of the incentive.

The Compensation Committee evaluates the reasonableness and likelihood of attaining designated incentive goals, including stretch goals, in an effort to ensure that such targets appropriately reward performance, but do not encourage undue risk taking. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level. Annual incentive cash awards granted in prior years are not taken into account by the Compensation Committee in the process of setting performance targets for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of incentive compensation.

For 2012, the Compensation Committee set a “target” total cash incentive award of between 20 percent to 30 percent of base salary for each Named Executive Officer. The actual cash incentive award range was defined as 50 percent of target for “threshold” performance and 150 percent of target for “stretch” performance. These targets were intentionally set lower than current market practice as part of the Company’s shift from its former compensation philosophy as a mutually owned bank (greater focus on cash compensation weighted towards base salary) to that of a public company (which includes equity compensation and a greater weighting of compensation towards long-term incentive compensation rather than short-term incentives).

The Compensation Committee established two shared corporate goals (the “Corporate Goals”) and individual performance goals for Messrs. Doherty, Widmer, and Jacobs. The first Corporate Goal (Corporate Goal #1), weighted at 80 percent, measured the attainment of the Board-approved, budgeted basic earnings per share of $0.29. The stretch goal was budgeted basic earnings per share $0.35 or greater and the threshold was $0.26 budgeted basic earnings per share. The second target Corporate Goal (Corporate Goal #2), weighted at 20 percent, was to achieve an efficiency ratio of 58 percent. The stretch goal was 46.40 percent or better, and the threshold goal was a maximum efficiency ratio of 63.80 percent.

Individual performance goals were aligned with our strategic business plan and focused on the following areas: Mr. Doherty, originating loans to specified targets while minimizing credit risk, and reducing non-accruing loans to specified targets; for Mr. Widmer, increasing deposits to specified targets and, for Mr. Jacobs, enhancing leadership skills, successful development of staff, and further enhancements to reporting processes.

In March of 2013, the Compensation Committee evaluated achievement of the Corporate Goals and Individual Goals. Regarding the first Corporate Goal, the Company reported 2012 basic earnings per share of $0.30, exceeding the basic earnings per share target goal of $0.29. Based on the achievement of $0.30 basic earnings per share, the Corporate Goal was achieved between “Target” and “Stretch” and resulted in an award between 11.80 percent and 25.28 percent of base salary. Regarding the second Corporate Goal, the Company achieved an efficiency ratio of 63.24 percent. Based on this efficiency ratio, the Corporate Goal threshold award was earned at between 1.40 percent and 3.00 percent of base salary.

Each remaining Named Executive Officer’s eligible award, was determined based on the Named Executive’s attainment of individual goals, which were assessed by the Compensation Committee in its annual evaluation of each Named Executive Officer’s performance.

The Compensation Committee concluded the following related to each Named Executive Officer’s performance related to their Corporate and individual goals in accordance with the 2012 Management (Cash) Incentive Plan:

Mr. Alexander’s incentive award for the Corporate Goals, weighted at 100 percent, was $191,202 (28.28 percent of base salary), consisting of an award of $170,922 related to Corporate Goal #1, and $20,280 related to Corporate Goal #2.

Mr. Klein’s incentive award for the Corporate Goals, weighted at 100 percent, was $98,995 (28.28 percent of base salary), consisting of an award of $88,495 related to Corporate Goal #1, and $10,500 related to Corporate Goal #2.

Mr. Doherty’s award for the Corporate Goals, weighted at 70 percent, was $46,198 (16.50 percent of base salary) with an individual goal, weighted at 30 percent, of $31,038 (11.09 percent of base salary). The Compensation Committee concluded that Mr. Doherty achieved his individual goals, each weighted at 50 percent, as follows: loan originations was achieved between Target and Stretch, resulting in an award of $15,288, and the goal of reducing non-performing loans was achieved at Stretch, resulting in an award of $15,750.

Mr. Widmer’s award for the Corporate Goals, weighted at 70 percent, was $41,248 (16.50 percent of base salary) with one individual goal, weighted at 30 percent, of $26,513 (10.61 percent of base salary). The Compensation Committee concluded that Mr. Widmer attained his deposit growth goal between Target and Stretch. The Compensation Committee also considered Mr. Widmer’s success in maintaining the Company’s average cost of deposits at levels comparable to the median of a designated peer group.

Mr. Jacobs’ award for the Corporate Goals, weighted at 70 percent, was $20,397 (13.20 percent of base salary) with an individual goal, weighted at 30 percent, of $9,272 (6.00 percent of base salary). The Compensation Committee considered Mr. Jacobs’ progress towards enhancing his leadership skills, developing his staff, and enhanced automation of reporting processes in determining the individual award.

In recognition of the Company’s overall performance and the Executives’ contributions to executing on the Company’s strategic plan (including the successful completion of the mutual to stock conversion of Northfield Bancorp, MHC), franchise enhancement, and asset quality improvements, the Compensation Committee granted discretionary awards to Messrs. Alexander, Klein, Doherty, Widmer, and Jacobs of $60,000, $40,000, $25,000, $15,000, and $10,000 respectively.

For 2012, the Named Executive Officers’ total target award opportunities, and actual incentives awarded as a percentage of target are detailed below. The amounts shown exclude the discretionary awards referred to above.

Name	Target Award Opportunity ($)	Actual Award ($)	Actual Award as a percentage of Target Award Opportunity (%)
John W. Alexander	202,800	191,202	94.28
Steven M. Klein	105,000	98,995	94.28
Kenneth J. Doherty	70,000	77,236	110.34
Michael J. Widmer	62,500	67,760	108.42
William R. Jacobs	30,906	29,669	96.00

Equity Awards. In December 2008, the stockholders of the Company approved the Northfield Bancorp, Inc. 2008 Equity Incentive Plan. The objective of equity awards is to further align the interests of our executives with those of stockholders and reward sustained performance. In January 2009 the Compensation Committee, granted equity awards in the form of common stock, and options to purchase common stock at $7.09 per share, split-adjusted, representing the closing price of the Company’s common stock on the grant date, to each of the Named Executive Officers. In January 2010, upon his promotion to Senior Vice President, Mr. Jacobs received a supplemental award of common stock and options to purchase common stock at $9.44 per share split-adjusted. The equity awards vest in equal installments over a five-year period, commencing one year from the date of the grant. No additional equity grants were made in 2012.

Broad-based benefits. We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of the Company, as well as fringe benefits and perquisites, and restoration and other termination benefits, not generally available to all qualifying employees of the Company.

The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate in 2012:

•	a defined contribution 401(k) retirement plan and discretionary profit-sharing plan;

•	an employee stock ownership plan;

•	medical coverage (all employees share between 20 percent and 30 percent of the cost, depending on their elections);

•	pre-tax health and dependent care spending accounts; and

•	group life insurance coverage (death benefit capped at $750,000, with the value of the death benefit over $50,000 being reported as taxable income to all employees).

The Northfield Bank Employee Stock Ownership Plan (the “ESOP”) was established effective January 1, 2007. The ESOP allocates a certain number of shares of the Company’s common stock on an annual basis among plan participants primarily on the basis of eligible compensation in the year of allocation, subject to Internal Revenue Code limitations. All eligible employees, including Named Executive Officers, participate in the plan and received an allocation of common stock for 2012.

Executive Benefits and Perquisites. In addition to the broad-based benefits described above, the specifically Named Executive Officers received the following fringe benefits and perquisites in 2012:

•

all Named Executive Officers may participate in a non-qualified deferred compensation plan. The plan provides restoration of benefits capped under Northfield Bank’s broad-based benefits due to Internal Revenue Code salary limitations or limitations due to participation requirements under tax-qualified plans. The plan also permits elective salary and cash incentive award deferrals;

•	Messrs. Alexander and Klein are provided full-time use of a company maintained vehicle;

•	Messrs. Doherty and Widmer received a monthly automobile allowance of $875;

•	all Named Executive Officers pay for and are provided with reimbursement for long-term disability insurance coverage;

•	Messrs. Alexander, Klein, Doherty, and Widmer are reimbursed for appropriate spousal expenses for attendance at business events; and

•

Messrs. Alexander, Klein, Doherty, Widmer, and Jacobs are provided a cellular allowance of $120 per month for business usage. The Company also reimburses individuals for the cost of cellular phone equipment.

The Company incurred the expense of one country club membership and related expenses for Mr. Alexander. Mr. Alexander reimburses Northfield Bank for personal expenses pertaining to club usage. In lieu of a monthly automobile allowance, Messrs. Alexander and Klein received use of an automobile (including all operating expenses) leased by Northfield Bank for business and personal use. Personal use of the automobile is reported as taxable income to Messrs. Alexander and Klein. In addition, Northfield Bank pays an annual premium on a whole-life insurance policy for the benefit of Mr. Alexander.

The Compensation Committee reviews the other components of executive compensation (broad-based benefits, and executive benefits and perquisites) on an annual basis. Changes to the level or types of broad-based benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not necessarily with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

Employment Agreements. In addition to the components of executive compensation described above, Messrs. Alexander, Klein, Doherty, and Widmer are each parties to employment agreements with Northfield Bank. See “Employment Agreements” for a description of these agreements and “Potential Payments to Named Executive Officers” for information about potential payments to these individuals upon termination of their employment with Northfield Bank. Our employment agreements contain no payment provisions for tax gross-ups to executives under any circumstance.

The executive employment agreements are designed to allow the Company to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Northfield Bank’s operations. In addition, the Compensation Committee believes that the employment agreements better align the interests of the executive with those of our stockholders. The Compensation Committee believes that these agreements allow executives to more objectively evaluate opportunities for stockholders without causing undue personal financial conflicts.

The Compensation Committee reviewed prevailing market practices, consulted with PM&P on the competitiveness and reasonableness of the terms of the agreements, and negotiated the agreements with the individuals. The Compensation Committee believes such agreements are common and necessary to retain executive talent.

The agreements are for a three-year period, are reviewed for renewal annually by the Compensation Committee of the Board of Directors, and provide for salary and incentive cash compensation payments, as well as additional post-employment benefits, primarily health benefits (or equivalent cash payments), under certain conditions, as defined in the employment agreements. See “Employment Agreements” for further discussion.

Exceptions to Usual Procedures. The Compensation Committee may recommend to the Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. The Compensation Committee made discretionary awards to the Named Executive Officers for 2012 totaling $150,000. See the Compensation Discussion and Analysis – Cash Incentives section above for further discussion.

Ms. Frank retired from the Company effective October 5, 2012. In connection with Ms. Frank’s retirement, the Company entered into a consulting agreement for one year at a total fee of $300,000.

The Committee will consider off-cycle compensation adjustments whenever a Named Executive Officer’s status, role or responsibilities change, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

The Compensation Committee considers, but is not bound by, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a Named Executive Officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits and perquisites also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. For 2012, we estimate that approximately $203,463 of the total amount of executive compensation earned for our Named Executive Officers will not be deductible for tax purposes due to limitations under Section 162(m).

Committee Action Affecting 2013 Compensation, and Other Actions by the Committee.

The Compensation Committee completed a review of updated competitive salary data regarding executive compensation, in consultation with PM&P, in 2012. Based on this review, which included an assessment of current compensation trends and practices, a determination was made that Named Executive Officers’ base salaries were competitive and would remain unchanged for 2013. In December, 2012, the Compensation Committee approved the 2013 cash incentive compensation plan. The plan contains similar terms and conditions as our prior year plan.

On February 1, 2013, Mr. Klein was promoted to President and Chief Operating Officer with an annual base salary of $405,000, an increase of 15.7 percent.

Compensation Tables

Summary Compensation Table. The following table sets forth for the three years ended December 31, 2012, (and for Mr. Jacobs for the year ended December 31, 2012) certain information as to the total remuneration we paid to our Named Executive Officers. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” “Stock Awards,” and “Option Awards” columns have been omitted from the Summary Compensation Table because no listed individual earned any compensation during the years ended December 31, 2012, 2011, or 2010 of a type required to be disclosed in that column.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Non-equity incentive plan compensation ($)	All other compensation(2) ($)	Total ($)
John W. Alexander, Chairman of the Board and Chief Executive Officer	2012	676,000	60,000	191,202	161,776	1,088,978
	2011	676,000	34,400	193,285	147,523	1,051,208
	2010	676,000	—	122,544	138,504	937,048
Steven M. Klein, President and Chief Operating Officer(1)	2012	350,000	40,000	98,995	72,136	561,131
	2011	342,308	23,000	99,089	59,811	524,208
	2010	300,000	—	55,758	54,551	410,309
Kenneth J. Doherty, Executive Vice President and Chief Lending Officer	2012	280,000	25,000	77,236	57,447	439,683
	2011	280,000	11,600	82,421	56,573	430,594
	2010	280,000	—	51,111	53,401	384,512
Michael J. Widmer, Executive Vice President, Operations	2012	250,000	15,000	67,760	52,102	384,862
	2011	250,000	11,000	72,889	51,030	384,919
	2010	230,000	—	43,898	48,379	322,277
Madeline G. Frank, Retired as Senior Vice President and Asst. Corporate Secretary(4)	2012	130,769	—	—	322,142	452,911
	2011	170,000	—	48,129	31,100	249,229
	2010	170,000	—	34,996	27,708	232,704
William R. Jacobs, Senior Vice President and Chief Financial Officer(1)	2012	154,533	10,000	29,669	20,031	214,233

(1)	Mr. Klein was promoted to President and Mr. Jacobs was promoted to Chief Financial Officer, each effective February 1, 2013.
(2)	The individuals listed in this table participate in certain medical and dental coverage plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The amount shown below for each individual for the year ended December 31, 2012, includes our direct out-of-pocket costs (reduced for Mr. Alexander, in the case of the figures shown for automobiles, by the amount that we would otherwise have paid in cash reimbursements during the year for business use) for the following items:

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer	Ms. Frank	Mr. Jacobs
Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k), ESOP and non-qualified deferred compensation plans)	$71,101	$40,621	$34,099	$30,554	$17,577	$16,640
Life insurance premiums	37,508	390	1,008	367	1,129	99
Long-term disability	5,596	2,415	1,932	1,725	908	992
Automobile	10,476	17,161	10,500	10,500	—
Club dues	13,978	—	—	—	—
Dividends paid on restricted stock awards(3)	19,488	9,083	8,468	6,960	1,543	1,100
Travel expense for spouse to accompany on business travel	2,189	1,026	—	556	—	—
Other(4)	—	—	—	—	300,985	—
Reimbursement for business cell phone and data usage	1,440	1,440	1,440	1,440	—	1,200

Total	$161,776	$72,136	$57,447	$52,102	$322,142	$20,031

(3)	Amounts represent dividends paid upon the vesting of restricted stock awards that were withheld while the restricted stock awards were unvested.
(4)	Ms. Frank retired from her position at the Company effective October 5, 2012. All other compensation includes a discretionary stipend of $985 provided to employees whose work location was moved from New York to New Jersey and a payment of $300,000 for a one-year consulting agreement.

Plan-Based Awards. As further discussed in “Compensation Discussion and Analysis—Assembling the Components of Compensation,” the Company maintained a cash incentive award program and equity incentive award program (both based upon Board and Stockholder approved plans) for its Named Executive Officers for the year ended December 31, 2012.

The following table sets forth for the year ended December 31, 2012, certain information as to grants of plan-based cash and equity awards.

Grants of Plan-based Awards Table-2012
	Grant date	Estimated future payouts under non- equity incentive plan awards
Name		Threshold ($)	Target ($)	Maximum ($)
John W. Alexander	1/25/12	101,400	202,800	304,200
Steven M. Klein	1/25/12	52,500	105,000	157,500
Kenneth J. Doherty	1/25/12	35,000	70,000	105,000
Michael J. Widmer	1/25/12	31,250	62,500	93,750
Madeline G. Frank	1/25/12	17,000	34,000	51,000
William R. Jacobs	1/25/12	15,453	30,907	46,360

The following table sets forth certain information regarding stock awards and stock options outstanding at December 31, 2012:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(2) ($)
John W. Alexander	354,582	236,388	7.09	01/30/19	94,274	1,024,758
Steven M. Klein	172,977	115,318	7.09	01/30/19	43,938	477,606
Kenneth J. Doherty	161,614	107,742	7.09	01/30/19	40,964	445,278
Michael J. Widmer	132,784	88,522	7.09	01/30/19	33,669	365,982
Madeline G. Frank(3)	14,870	—	7.09	01/30/19	—	—
William R. Jacobs	—	10,156	7.09	01/30/19	7,238	78,677
	1,683	2,525	9.44	01/29/20

(1)	Stock options expire if unexercised 10 years from the grant date.
(2)	Amount is based on a $10.87 per share which is the last reported closing price of the Company’s common stock on December 31, 2012, split-adjusted.
(3)	Ms. Frank retired from the Company effective October 5, 2012.

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John W. Alexander	—	—	47,137	492,582
Steven M. Klein	—	—	21,969	229,576
Kenneth J. Doherty	—	—	20,482	214,037
Michael J. Widmer	—	—	16,834	179,915
Madeline G. Frank(2)	3,275	83,316	11,196	124,985
William R. Jacobs	3,406	54,626	3,001	31,360

(1)	Represents the market value of the vested stock on the day the stock vested (January 30, 2012) as determined by the last reported closing price of the stock of $10.45, split-adjusted.
(2)	Ms. Frank retired from the Company effective October 5, 2012. 3,732 shares vested for Ms. Frank on January 30, 2012, at the split-adjusted price of $10.45; and 7,464 shares vested on October 5, 2012, at the split-adjusted price of $11.52.

Nonqualified Deferred Compensation Plan. Northfield Bank maintains a non-qualified deferred compensation plan to provide for the elective deferral of non-employee director fees by participating members of the Boards of Directors, and the elective deferral of compensation and/or performance-based compensation payable to eligible employees of the Company and Northfield Bank. A designated amount of director fees, compensation and/or performance based compensation may be deferred until one of the specified events in the plan occurs, which permits all or part of the monies so deferred, together with earnings, to be distributed to participants or their beneficiaries. In addition, the plan provides eligible employees of Northfield Bank with supplemental retirement income from Northfield Bank when such amounts are not payable under the contribution formula of the Northfield Bank 401(k) Savings Plan (the “401(k) Savings Plan”), due to reductions and other limitations imposed under the Internal Revenue Code.

Members of the Boards of Directors of the Company and Northfield Bank, and certain employees are eligible to participate in the plan. Eligible directors or employees become participants upon agreeing in a written enrollment agreement to defer any portion of their trustee fees, director fees, compensation, and/or performance-based compensation. In the Company’s sole discretion, each participant may request that his or her deferred compensation account be deemed to be invested in any one or more of the investment options available to the Company or Northfield Bank. A participant may periodically request a change to his or her investment allocation deemed available under the plan. In the event any participant fails to direct the investment of his or her deferred compensation account, or to the extent the employer chooses not to honor the participant’s request, the deferred compensation account will be deemed to bear interest at the rate prevailing for 30-year United States Treasury Bonds.

With respect to amounts of deferred trustee or director fees, deferred compensation or performance-based compensation, distributions will be made under the plan in the event of the participant’s retirement, death, termination due to disability, separation from service prior to the participant’s retirement date, upon the establishment of an unforeseeable emergency, upon a change in control, or upon the attainment of a specific date of distribution, in a single lump sum or in up to 15 annual installment payments, as designated by the participant in his or her enrollment agreement. In the case of an unforeseeable emergency, the amounts distributed will not exceed the amounts necessary to satisfy the emergency plus an amount necessary to pay any taxes owed on the distribution. In the event the participant fails to designate a payment schedule on his enrollment agreement or if the entire balance credited to the participant’s account is less than $10,000, payment will be made in a single lump sum. In the event a participant dies before receiving the full amount of his benefit, the remaining amounts will be paid to the participant’s designated beneficiary according to the participant’s form of election or, if there is no designated beneficiary at the time of the participant’s death, to the participant’s estate in a single lump sum. Distributions to certain “specified employees” on account of their separation from service may be delayed for six months, if necessary, to comply with Internal Revenue Code Section 409A.

In addition, the non-qualified deferred compensation plan provides for benefits which supplement those paid under the 401(k) Savings Plan in the event of normal, early or postponed retirement, death or termination of service. Such benefits will be equal to the sum of: (i) the maximum amount of employer matching contributions provided to a participant each calendar year, assuming a participant’s maximum contributions, reduced by the amount of employer matching contributions made for the participant under the 401(k) Savings Plan for such year, adjusted by gains and losses; (ii) commencing January 1, 2000, the amount of employer matching contributions not credited to a participant’s 401(k) Savings Plan account as a result of an employer error, adjusted by gains and losses, if any; and (iii) the maximum amount of discretionary employer contributions that would be provided to a participant under the 401(k) Savings Plan, assuming an allocation without taking into account the limitations imposed by the Internal Revenue Code, reduced by the amount of discretionary employer contributions actually made to a participant under the 401(k) Savings Plan for each such year, adjusted by gains and losses, if any. Benefits payable under this plan that supplement matching contributions under the 401(k) Savings Plan will be aggregated with benefits payable under the Supplemental ESOP (described below). Upon the occurrence of a distribution event, such benefits will be payable in either a lump sum or installments over a period of up to 15 years, at the election of the participant made in accordance with Section 409A of the Internal Revenue Code.

The non-qualified deferred compensation plan is considered an unfunded plan for tax and Employee Retirement Income Security Act purposes. All obligations owing under the plan are payable from the general assets of Northfield Bank and the Company and are subject to the claims of Northfield Bank’s or the Company’s creditors.

Supplemental Employee Stock Ownership Plan. The Northfield Bank Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”) is a benefit restoration plan that provides additional cash benefits, equal to the participant’s account balance, at retirement or other termination of employment (or upon a change in control) to participants who are key employees, who are approved by the Compensation Committee and whose benefits under the tax-qualified ESOP, described below, are limited by tax law limitations applicable to tax-qualified plans. In 2012, Messrs. Alexander, Klein, and Doherty were the only participants receiving a benefit from this plan. The Supplemental ESOP credits each participant who also participates in the tax-qualified ESOP with an annual amount equal to the sum of the difference (expressed in dollars) between (a) the number of shares of common stock of Northfield Bancorp, Inc. that would have been allocated to the participant’s account in the employee stock ownership plan, but for the tax law limitations, plus earnings thereon, and (b) the actual number of shares allocated to the participant’s account in the employee stock ownership plan plus earnings thereon. In each case, the number of shares will be multiplied by the fair market value of the shares on the allocation date to determine the annual allocation amount. Each participant is permitted to make investment recommendations for the annual amount credited to his or her account among a broadly diversified group of mutual funds selected for investment by a committee appointed by Northfield Bank’s Board of Directors to administer the Supplemental ESOP. Northfield Bank has established a rabbi trust to hold assets attributable to the Supplemental ESOP to informally fund its benefit obligation. Northfield Bank, at its discretion, may account for the Supplemental ESOP solely as bookkeeping entries. Whether or not a rabbi trust is established, the participant’s account value is based on the value of the investments in which the participant invests, or is deemed to invest, his account. Benefits distributed to participants from the Supplemental ESOP will be aggregated with benefits payable under the matching contributions portion of the Nonqualified Deferred Compensation Plan (described above). Upon the occurrence of a distribution event, such benefits will be payable in either a lump sum or installments over a period of up to 15 years, at the election of the participant made in accordance with Section 409A of Internal Revenue Code.

The following table sets forth certain information with respect to our nonqualified deferred compensation plans at and for the year ended December 31, 2012.

Nonqualified Deferred Compensation At And For The Year Ended December 31, 2012
Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)(3)
John W. Alexander	26,000	34,121	239,175	—	2,120,244
Steven M. Klein	7,700	9,256	7,756	—	162,916
Kenneth J. Doherty	2,552	3,231	9,715	—	208,067
Michael J. Widmer	312	648	7,468	—	64,584
Madeline G. Frank	7,219	—	3,316	—	97,917

(1)	Contributions included in the “Executive contributions in last fiscal year” and the “Registrant contributions in last fiscal year” columns are included as compensation for the listed individuals in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate earnings in last fiscal year” are not included as compensation for the listed individuals in the Summary Compensation Table as such earnings are not preferential or “above market.”
(3)	Amounts included in the “Aggregate balance at last fiscal year end” previously were reported as compensation for the listed individuals except to the extent that such balances reflect earnings, all of which were not preferential or “above market.”

Short- and Long-Term Disability

Named Executive Officers and certain other members of senior management at Northfield Bank will be paid their full salary for the duration of any period of short-term disability, up to 26 weeks. Senior management receives this benefit in lieu of the ability to “bank” paid time off for future use, which is only available to employees of Northfield Bank who are not senior management. With respect to long-term disability, senior management employees are required to purchase long-term disability coverage and Northfield Bank provides such persons a bonus payment, including related income taxes, in recognition of their payment of such coverage. The amount of the bonus is in the sole discretion of Northfield Bank.

Life Insurance Coverage

Employees of Northfield Bank receive life insurance coverage of up to three times salary if hired before January 1, 2003, and up to two times salary if hired on or after January 1, 2003. Such life insurance coverage is generally capped at $500,000. However, in the case of senior management, such life insurance coverage is capped at $750,000.

401(k) Savings Plan

Northfield Bank maintains the 401(k) Savings Plan, which is a tax-qualified defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. Salaried employees, who have completed at least three months of eligible service, as defined in the plan, are eligible to participate in the plan. Employees who are paid on an hourly basis, employees who are paid exclusively on a commission basis, leased employees or employees covered by a collective bargaining agreement are not eligible to participate in the 401(k) Savings Plan. Eligible employees may contribute from 2 percent to 15 percent of their base salary to the 401(k) Savings Plan on a pre-tax basis each year, subject to the limitations of the Internal Revenue Code (for 2012, the limit was $16,500, exclusive of any catch-up contributions). After 12 months of eligible service, employees who have been making before-tax contributions for less than 36 months will receive an employer matching contribution equal to 25 percent of the first 6 percent of before-tax base salary contributions. Employees who have participated for 36 or more months will receive an employer matching contribution equal to 50 of their first 6 percent of before-tax base salary contributions. In addition, we may make discretionary employer contributions on behalf of eligible employees.

The 401(k) Savings Plan permits employees to invest in common stock of Northfield Bancorp, Inc.

Employee Stock Ownership Plan and Trust

We maintain the ESOP to promote employee ownership of the Company’s common stock. At the ESOP’s inception, the ESOP trust borrowed funds from Northfield Bancorp, Inc. and used those funds to purchase 2,463,883 shares of common stock of Northfield Bancorp, Inc. In the conversion of Northfield Bancorp, MHC, the ESOP borrowed funds from Northfield Bancorp, Inc. and purchased an additional 1,422,357 shares, bringing the total ESOP shares to 3,886,240. The collateral for the loans is the common stock purchased by the ESOP. The loans will be repaid principally from discretionary contributions made by Northfield Bank to the ESOP over a period of up to 30 years. The loan documents provide that the loans may be repaid over a shorter period, without penalty for prepayments. The interest rate on the loans equals the prime interest rate as of closing of the stock offering, and adjusts annually at the beginning of each calendar year. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loans are repaid primarily on the basis of compensation in the year of allocation, subject to Internal Revenue Code limitations. Benefits under the plan vest at the rate of 20 percent per year of credited service beginning in the second year of credited service so that a participant with six years of credited service will become fully vested. Credit is given for vesting purposes to participants for years of service with Northfield Bank prior to the adoption of the plan, as well as for service with predecessor entities acquired by the Company or Northfield Bank based on contractual agreements. A participant’s interest in his account under the plan fully vests in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). In the event of a change in control, the ESOP will terminate and loan amounts outstanding will be repaid.

Pension Benefits

None of the individuals listed in the Summary Compensation Table had accumulated pension benefits either at or during the year ended December 31, 2012.

Employment Agreements

Northfield Bank has entered into employment agreements with each of Messrs. Alexander, Klein, Doherty, and Widmer. Northfield Bancorp, Inc. is a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements has an initial term of three years. Each year, on the anniversary date of the agreements, the employment agreements renew for an additional year so that the remaining term will be three years unless notice of nonrenewal is provided to the executive prior to such anniversary date. The Compensation Committee of the Board of Directors conducts a performance evaluation of each executive for purposes of determining whether to renew the employment agreement. The Compensation Committee also evaluates the terms and conditions of the agreements prior to renewal, in consultation with an independent third party compensation consultant, to determine that such terms and conditions are competitive with the market for the designated positions. The Compensation Committee will present its findings to the Board of Directors and the independent members of the Board, or the full Board will approve the renewal or nonrenewal. If the Board determines not to renew an employment agreement, it must give notice to the executive not less than 30 and not more than 60 days prior to the anniversary date.

The employment agreements for Messrs. Alexander and Widmer, were renewed for an additional three-year period on their most recent anniversary date of January 1, 2013. It is expected that Messrs. Klein’s and Doherty’s agreements also will be renewed on or prior to the next July 1 effective date for an additional three-year period. On February 1, 2013, Northfield Bank and Mr. Klein entered into an addendum to his employment agreement that revised his title to President and Chief Operating Officer and his annual base salary to $405,000.

Under the employment agreements, base salaries for Messrs. Alexander, Klein, Doherty, and Widmer on December 31, 2012, were $676,000, $350,000, $280,000, and $250,000, respectively. In addition to base salary, each agreement provides for, among other things, participation in cash incentive programs and other employee retirement benefit and fringe benefit plans applicable to executive employees. Northfield Bank also will pay or reimburse each executive for all reasonable business expenses incurred by the executive in the performance of his obligations. In addition, Northfield Bank will provide Mr. Alexander with a life insurance policy, pay or reimburse Mr. Alexander for the annual dues associated with his membership in a country club, and pay directly or reimburse Mr. Alexander for the expense of leasing an automobile and reasonable expenses associated with the use of such automobile. Each employment agreement may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits under the employment agreement for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive’s employment is terminated for reasons other than “just cause” (as defined in the employment agreements), “disability” (as defined in the employment agreements), or death, or in the event the executive resigns during the term of the agreement following:

(i)	the failure to elect or reelect or to appoint or reappoint the executive to his executive position, and in the case of Mr. Alexander, the failure to nominate or re-nominate him as a director of Northfield Bank or Northfield Bancorp, Inc.;

(ii)	a material change in the nature or scope of the executive’s authority that would cause the executive’s position to become one of lesser importance;

(iii)	a relocation of the executive’s principal place of employment by more than 30 miles from designated areas;

(iv)	a material reduction in the benefits and perquisites of executive, other than a reduction in pay or benefits of all Northfield Bank employees;

(v)	the liquidation or dissolution of Northfield Bank or Northfield Bancorp, Inc. that would affect the status of the executive; or

(vi)	a material breach of the employment agreement by Northfield Bank,

the executive would be entitled to a lump sum cash severance payment and the continuation of certain welfare benefits for a period of time after termination of employment, as more fully described under the table “Potential Payments to Named Executive Officers.”

In the event an executive resigns in connection with or following a “change in control” and due to the occurrence of one of the events described in the immediately preceding paragraph the executive would also be entitled to a lump sum cash severance payment and the continuation of certain welfare benefits, including health and life insurance benefits for a period of time after termination of employment, as more fully described under the table “Potential Payments to Named Executive Officers.” Payments will be made in a lump sum within 30 days after the date of termination, or, if necessary to avoid penalties under Section 409A of the Internal Revenue Code, no later than the first day of the seventh month following the date of termination. In addition, the executive and his family would be entitled, at no expense to the executive, to the continuation of life, medical, dental and disability coverage for 36 months following the date of termination. If such benefits cannot be provided, a lump sum cash payment for the value of such benefits will be made to the executive.

Notwithstanding the foregoing, in the event payments to the executive would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, payments under the employment agreements would be reduced in order to avoid such a result.

In the event Mr. Alexander becomes disabled, his obligation to perform services under the employment agreement will terminate and he will receive the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. To the extent disability benefits for Mr. Alexander are less than his base salary on the effective date of his termination of employment, and less than 66 2/3 percent of his base salary after the first year following termination, he will receive a supplemental disability benefit equal to the difference between the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank and his base salary for one year following the date of termination, and 66 2/3 percent of his base salary after the first year following termination, until the earliest to occur of his death, recovery of disability or the date he attains age 65. If disability payments to Mr. Alexander are not taxable to him for federal income tax purposes, such amounts shall be tax adjusted assuming a combined federal, state and city tax rate of 38 percent, for purposes of determining the reduction in payments under the agreement, to reflect the tax-free nature of the disability payments.

In addition, Mr. Alexander and his dependents will continue to be covered, at no cost to them, under all benefit plans, including retirement plans, life insurance plans and non-taxable medical and dental plans in which they participated prior to the occurrence of his disability, until the earliest of his recovery from disability or attaining age 65.

The employment agreements for Messrs. Klein, Doherty, and Widmer provide that in the event of the executive’s disability, the executive’s obligation to perform services under the employment agreement will terminate, and the executive will continue to receive his then current base salary for one year. Such payment will be reduced by the amount of any short- or long-term disability benefits payable under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. If disability payments to Messrs. Klein, Doherty, or Widmer are not subject to federal income tax, then amounts payable to the executives under the employment agreements shall be tax adjusted in a manner similar to payments to Mr. Alexander. In addition, the executive and his dependents will continue to be provided with certain medical, dental and other health benefits on the same terms as those provided prior to the executive’s termination for a period of one year.

In the event of the executive’s death, the executive’s estate or beneficiaries will be paid the executive’s base salary for one year and will receive continued medical, dental, and other health benefits for one year on the same terms as those provided prior to the executive’s death. Upon retirement at age 65 or such later date determined by the Board of Directors, the executive will receive only those benefits to which he is entitled under any retirement plan of Northfield Bank to which he is a party.

Upon termination of the executive’s employment other than in connection with a change in control or for cause, the executive agrees not to compete with Northfield Bank for a period of two years in any city, town or county in which the executive’s normal business office is located and Northfield Bank has an office or has filed an application for regulatory approval to establish an office.

Potential Payments to Named Executive Officers

The following table sets forth estimates of the amounts that would be payable to the listed individuals, under their employment agreements and stock option and restricted stock agreements in the event of their termination of employment on December 31, 2012, under designated circumstances. Mr. Jacobs is not subject to an employment contract, but is party to stock option and restricted stock agreements. Amounts related to the acceleration of equity awards for Mr. Jacobs would be $120,692 in the event of a discharge without cause or resignation with good reason in connection with a change in control. See note 9 to the table below for further information. The table does not include vested or accrued benefits under qualified and non-qualified benefit plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, interest rates, federal, state, and local tax rates, and compensation history. Actual payments due could vary substantially from the estimates shown. For example, the amounts presented in the table below for discharge without cause or resignation with good reason in connection with a change in control have not been reduced to reflect any cut-back required to avoid an excess parachute payment under section 280G of the Internal Revenue Code. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario. If an executive officer is terminated for “just cause” as defined in the employment agreement, the Company has no contractual payment or other obligations under the employment agreement.

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer
Disability
Salary continuation(1)	$673,167	$165,773	$129,644	$114,160
Medical, dental and other health benefits(2)	47,427	16,068	16,068	16,068
Life insurance(3)	74,704	—	—	—

Total	$795,298	$181,841	$145,712	$130,228

Death
Salary (lump-sum payment)(4)	$676,000	$350,000	$280,000	$250,000
Medical, dental and other health benefits(4)	16,068	16,068	16,068	16,068

Total	$692,068	$366,068	$296,068	$266,068

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer
Discharge Without Cause or Resignation With Good Reason — no Change in Control(5)
Salary (lump sum)	$2,028,000	$1,050,000	$840,000	$750,000
Bonus (lump sum)	457,617	228,004	187,570	165,163
Retirement contributions (lump sum)	213,302	121,862	102,296	91,661
Medical, dental and other health benefits(6)	73,460	73,460	73,460	73,460
Life insurance contributions(7)	76,806	1,546	3,512	1,537

Total	$2,849,185	$1,474,872	$1,206,838	$1,081,821

Discharge Without Cause or Resignation With Good Reason — Change in Control Related(8)
Salary (lump sum)	$2,028,000	$1,050,000	$840,000	$750,000
Bonus (lump sum)	683,055	366,267	282,063	251,667
Acceleration of vesting of equity awards(9)	1,919,535	914,112	853,105	701,061
Retirement contributions (lump sum)	213,302	121,862	102,296	91,661
Medical, dental and other health benefits(6)	73,460	73,460	73,460	73,460
Life insurance contributions	76,806	1,546	3,512	1,537

Total	$4,994,158	$2,527,247	$2,154,436	$1,869,386

(1)	In the case of disability, Mr. Alexander’s employment agreement provides for supplemental salary continuation until the earlier of: recovery from such disability, attaining age 65, or death. The reported figure assumes salary continuation until Mr. Alexander attains the age of 65. Mr. Klein, Mr. Doherty, and Mr. Widmer receive salary continuation benefits for one-year following such disability. The employment agreement provides the executive with his base salary in the first year following disability, reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain. Mr. Alexander’s employment agreement provides for second-year benefits and benefits for every year thereafter, equal to 66 2/3 percent of his base salary. Such amounts due under the employment agreements are reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans on a tax-equivalent basis (assuming a 38 percent tax rate), if such short-term or long-term disability benefits are excludable for federal income tax purposes. Supplemental salary continuation benefits have been discounted at an annual compounding rate of 2 percent for Mr. Alexander. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.
(2)	Mr. Alexander’s employment agreement provides for medical, dental, and other health benefits to him and his family, at no cost to him, until Mr. Alexander recovers from such disability, or Mr. Alexander attains the age of 65. Mr. Klein’s, Mr. Doherty’s, and Mr. Widmer’s employment agreements provide for one year of medical, dental, and other health benefits on the same terms, including cost sharing by the executive, as provided to the executive prior to his disability. The reported figure for Mr. Alexander reflects the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we use in measuring our liability for such benefits for financial statement purposes. For purposes of this presentation, the estimated future costs were discounted at a 2 percent annual compounding rate for Mr. Alexander. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.
(3)	Mr. Alexander’s employment agreement provides for life insurance continuation benefits. Mr. Alexander receives an annual reimbursement for a whole-life policy premium through 2014 in the amount of $35,660. In addition, the employment agreement provides for the continuation of group life insurance for Mr. Alexander until the earlier of: the date he recovers from such disability or attains the age of 65. The reported figure in the table assumes that group term life insurance benefits will continue until Mr. Alexander attains the age of 65, with an assumed annual cost increase of 4 percent and a 2 percent annual discount rate.
(4)	Each of the employment agreements provides for a lump-sum death benefit equal to one-year of base salary for each executive. The employment agreements also provide for the continuation of medical, dental, and other health benefits to the executive’s family for a period of one-year at the same terms and cost to the executive immediately prior to his death.
(5)	Each of the employment agreements provides for the lump-sum payment of: three times base salary; three times the average annual bonus/and or incentive award for three years prior to the year of termination; and the retirement contributions or payments that we would have made on the executive’s behalf, as if the executive had continued his employment for a 36-month period, based on contributions or payments made (on an annualized basis) at the date of termination.
(6)	Each of the employment agreements provides for medical, dental, and other health benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. The reported figures reflect the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we used in measuring our liability for such benefits for financial statement purposes. For purposes of this presentation, the estimated future costs were discounted at a 2 percent annual compounding rate.
(7)	Each of the employment agreements provides for life insurance benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. Mr. Alexander receives an annual reimbursement of $35,660 for a whole-life insurance policy. Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer also participate in our group life insurance plan. The reported figures in the table assume that the reimbursement to Mr. Alexander for his whole-life insurance policy will continue for a period of three years. The reported figures also include the estimated costs of group term life insurance benefits for Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer for a three year period with an assumed annual cost increase of 4 percent and a discount rate of 2 percent compounded annually.

(8)	Each employment agreement provides for severance benefits on termination following a Change in Control only if their employment is terminated involuntarily or with Good Reason. Under each of the employment agreements, amounts payable under a change in control are identical to those payable for “Discharge Without Cause or Resignation With Good Reason - no Change in Control” except that: (i) payments pertaining to bonus and/or incentive awards are based upon the highest annual bonus and/or incentive award earned in any of the three years preceding the year in which the termination occurs and (ii) each of the employment agreements limits the total payments to an executive to an amount that is one dollar less than three times the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code.
(9)	Amounts represent the value of unvested equity awards at December 31, 2012 calculated as the sum of: (a) unvested restricted stock of 94,275 shares, 43,939 shares, 40,965 shares, 33,670 shares, and 3,535 shares for Mr. Alexander, Mr. Klein, Mr. Doherty, Mr. Widmer, and Mr. Jacobs, respectively, multiplied by the last reported closing price of the Company’s common stock as reported on December 31, 2012, of $15.25 per share adjusted to $10.87 to reflect the conversion on January 24, 2013; and (b) unvested stock options of 236,389 options, 115,318 options, 107,743 options, 88,523 options, and 10,157 options for Mr. Alexander, Mr. Klein, Mr. Doherty, Mr. Widmer, and Mr. Jacobs, respectively, multiplied by $3.77 per option. The $3.78 value of each option represents the last reported closing price of the Company’s stock on December 31, 2012 of $15.25 per share adjusted to $10.87 to reflect the conversion on January 24, 2013, less the option exercise price of $9.94 per share adjusted to $7.09 to reflect the stock conversion. 2,525 options of Mr. Jacobs are valued at $1.43, which represents the last reported closing price of the Company’s stock on December 31, 2012 of $15.25, adjusted to $10.87 to reflect the conversion, less the option exercise price of $13.24, adjusted to $9.44 to reflect the conversion.

Say-on-Pay

At the 2011 Annual Meeting, stockholders voted, on an advisory basis, whether to approve the compensation paid to the Named Executive Officers (“say-on-pay”). A majority of the votes were cast in favor of the resolution to approve the executive compensation described in the Proxy Statement. Stockholders also voted on a non-binding proposal to establish whether stockholders should vote on executive compensation every one, two, or three years. A majority of the votes were cast in favor of holding the non-binding vote on executive compensation every three years. The Board of Directors took this vote into account in passing a resolution in which it approved holding a non-binding stockholder vote on executive compensation every three years. Based on the completion of our second-step conversion from a mutual holding company to a Delaware corporation in January 2013, the Board of Directors believes it is appropriate to provide stockholders the opportunity to have a say-on-pay vote as well as a vote on the say-on-frequency of such vote at this Annual Meeting.

AUDIT-RELATED MATTERS

Audit Committee Report

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;

•	facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accountants, including: reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants;

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, and review of the Company’s internal auditing program; and

•	monitors financial reporting risks assigned to the Committee by the Board under the Company’s Enterprise Risk Management (ERM) program and reports thereon to the Board.

The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s chief financial officer, and Securities and Exchange Commission counsel.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2012, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. The Committee’s review included discussions with the independent registered public accountants of matters required to be discussed pursuant to Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal controls and management’s disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee members recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Members of the Audit Committee are: Patrick E. Scura, Jr., who serves as Chairman, John Bowen, Gil Chapman and Susan Lamberti.

Policy for Approval of Audit and Permitted Non-audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving services prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expediency is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All audit and all other fees described below were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above. The Audit Committee concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Auditor Fees and Services

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for 2012 and 2011.

The aggregate fees included in the Audit Fees category were fees billed or expected to be billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended December 31, 2012	Year Ended December 31, 2011

Audit Fees	$513,000	$410,000
Audit-Related Fees	329,495	125,400
Tax Fees	—	—
All Other Fees	—	—

Audit Fees. Audit fees of $513,000 for the year ended December 31, 2012, and $410,000 for the year ended December 31, 2011, were for professional services rendered for the audits of our consolidated financial statements, review of quarterly financial information, and the internal control attestations required under the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation regulations for the years ended December 31, 2012 and 2011. The December 31, 2012 audit fees include $75,000 for the additional procedures performed related to the acquisition of Flatbush Federal Bancorp, Inc.

Audit-Related Fees. During 2012, the Company incurred $294,495 in fees for professional services rendered by KPMG LLP in connection with the filing of a registration statement on Form S-1 and related amendments for the Company related to the mutual-to-stock conversion of Northfield Bancorp, MHC. Also, the Company incurred $30,000 in fees for professional services rendered by KPMG LLP in connection with a registration statement on Form S-4 in conjunction with the acquisition of Flatbush Federal Bancorp, Inc. The Company incurred $2,500 in professional fees related to services performed for the issuance of a consent related to a Form S-8 registration statement. The Company also incurred $2,500 in fees for professional services for a quarterly review of the Company due as a result of the effectiveness of the registration statement on Form S-1.

During 2011, the Company incurred $125,400 in fees for professional services rendered by KPMG LLP in connection with the audit of the statement of assets acquired and liabilities assumed in connections with the October 14, 2011 purchase and assumption agreement between Northfield Bank and the Federal Deposit Insurance Corporation as receiver for First State Bank.

Tax Fees. No tax fees were incurred for 2012 or 2011.

All Other Fees. No other fees were incurred for 2012 or 2011.

PROPOSAL I — ELECTION OF DIRECTORS

Effective on the date of the annual meeting Our Board of Directors will consist of eight members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified.

The Nominating and Corporate Governance Committee has nominated John R. Bowen, Gil Chapman and John J. DePierro to serve as directors for three-year terms. Each of the nominees is currently a member of the Board of Directors. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS.

The table below sets forth certain ownership information regarding our Board of Directors and the Named Executive Officers as of April 1, 2013. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Annual Meeting for the election of the nominees identified above. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name(1)	Positions Held in Northfield Bancorp, Inc.	Shares of Common Stock Beneficially Owned(2)		Percent of Class
John W. Alexander	Chairman of the Board & Chief Executive Officer	882,836	(3)	1.5%
John R. Bowen	Director	118,805	(4)		*
Annette Catino	Director	205,446	(5)		*
Gil Chapman	Director	149,053	(6)		*
John P. Connors, Jr.	Director	167,707	(7)		*
John J. DePierro	Director	131,881	(8)		*
Susan Lamberti	Director	161,987	(9)		*
Albert J. Regen	Director	212,538	(10)		*
Patrick E. Scura, Jr.	Director	142,153	(11)		*
Kenneth J. Doherty	Executive Vice President, Chief Lending Officer	386,062	(12)		*
Steven M. Klein	President & Chief Operating Officer	412,088	(13)		*
Michael J. Widmer	Executive Vice President, Operations	312,660	(14)		*
William R. Jacobs	Senior Vice President, Chief Financial Officer	33,077	(15)		*
All Directors and Executive Officers as a group (13 individuals)		3,316,293		5.54	%(16)

*	Less than 1%.
(1)	The mailing address for each person listed is 581 Main Street, Suite 810, Woodbridge, New Jersey, 07095.
(2)	See definition of “beneficial ownership” in the table “Voting Securities and Principal Holders Thereof.”
(3)	Includes 207,209 shares held jointly with Mr. Alexander’s spouse, 40,035 shares held in Mr. Alexander’s IRA accounts, 99,564 shares held by Mr. Alexander’s spouse, and 16,114 shares allocated to Mr. Alexander under Northfield Bank’s ESOP. Also includes 47,137 shares of unvested stock awards over which Mr. Alexander has voting control and 472,777 shares that may be acquired within 60 days by exercising options.
(4)	Includes 7,950 shares held in Mr. Bowen’s IRA account, 5,652 shares held by Mr. Bowen’s spouse, and 7,752 shares held in Northfield Bancorp Inc.’s 401(k) Plan. Also includes 7,786 shares of unvested stock awards over which Mr. Bowen has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(5)	Includes 51,280 shares held jointly with Ms. Catino’s spouse, 37,320 shares held in Ms. Catino’s IRA account, and 140 shares held in Ms. Catino’s SEP account. Also includes 7,786 shares of unvested stock awards over which Ms. Catino has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(6)	Includes 7,500 shares held in Mr. Chapman’s IRA accounts, 49,381 shares held jointly with Mr. Chapman’s spouse and 6,610 shares held by Mr. Chapman’s spouse. Also includes 7,786 shares of unvested stock awards over which Mr. Chapman has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(7)	Includes 33,422 shares held in Mr. Connors’ IRA accounts, 16,738 shares held jointly with Mr. Connors’ spouse, and 841 shares held by Mr. Connors’ spouse. Also includes 7,786 shares of unvested stock awards over which Mr. Connors has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(8)	Includes 7,564 shares held jointly with Mr. DePierro’s spouse. Also includes 7,786 shares of unvested stock awards over which Mr. DePierro has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(9)	Includes 65,639 shares held jointly with Ms. Lamberti’s spouse and 3,000 shares held by Ms. Lamberti’s spouse as custodian for a grandson. Also includes 7,786 shares of unvested stock awards over which Ms. Lamberti has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(10)	Includes 43,518 shares held jointly with Mr. Regen’s spouse and 20,597 shares held by Mr. Regen’s spouse. Also includes 7,786 shares of unvested stock awards over which Mr. Regen has voting control and 58,332 shares that may be acquired within 60 days by exercising options.
(11)	Includes 10,521 shares held in Mr. Scura’s IRA account. Includes 7,786 shares of unvested stock awards over which Mr. Scura has voting control and 77,776 shares that may be acquired within 60 days by exercising options.
(12)	Includes 27,168 shares held jointly with Mr. Doherty’s spouse, 2,173 shares held by Mr. Doherty’s son, 1,381 shares held by Mr. Doherty’s daughter, 3,343 shares held by Mr. Doherty’s spouse, 47,207 shares held in Northfield Bank’s 401(k) Plan, and 16,114 shares allocated to Mr. Doherty under Northfield Bank’s ESOP. Also includes 20,482 shares of unvested stock awards over which Mr. Doherty has voting control and 215,485 shares that may be acquired within 60 days by exercising options.
(13)	Includes 44,724 shares held in Northfield Bank’s 401(k) Plan and 16,114 shares allocated to Mr. Klein under Northfield Bank’s ESOP. Also includes 21,969 shares of unvested stock awards over which Mr. Klein has voting control and 230,636 shares that may be acquired within 60 days by exercising options.
(14)	Includes 24,029 shares held jointly with Mr. Widmer’s spouse, 9,399 shares held by Mr. Widmer’s spouse, 5,896 shares held in Mr. Widmer’s IRA account, 20,933 shares held in Northfield Bank’s 401(k) Plan, and 15,574 shares allocated to Mr. Widmer under Northfield Bank’s ESOP. Also includes 16,835 shares of unvested stock awards over which Mr. Widmer has voting control and 177,045 shares that may be acquired within 60 days by exercising options.
(15)	Includes 7,257 shares held in Northfield Bank’s 401(k) Plan, and 6,274 shares allocated to Mr. Jacobs under Northfield’s ESOP. Also includes 4,237 shares of unvested stock awards over which Mr. Jacobs has voting control and 7,602 shares that may be acquired within 60 days by exercising options.
(16)	Directors and executive officers beneficially owned 3,316,293 shares of common stock, or 5.52% of the outstanding shares. To calculate ownership percentages of all directors and executive officers as a group, outstanding shares at April 1, 2013 have been increased by 1,706,309 shares representing options held by all directors and executive officers of Northfield Bancorp, Inc. that may be acquired within 60 days by exercising such options.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2012, was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2013, subject to the ratification of the engagement by our stockholders. At the Annual Meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2013. Representatives of KPMG LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Northfield Bancorp, Inc. and its stockholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers of the Company (“Named Executive Officers”) is described under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.” Stockholders are encouraged to read this section of the Proxy Statement, which discusses our compensation philosophy, objectives, and process for determining compensation with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal III.

PROPOSAL IV — ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY-ON-PAY” ADVISORY VOTES

In accordance with Section 14A of the Exchange Act, we are providing a stockholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal III above) this year and we expect that we will do so annually. Pursuant to Section 14A of the Exchange Act, at the Annual Meeting, we are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years. We will submit to stockholders the question of the frequency of advisory votes on executive compensation at least once every six years.

After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year.

Although the Board of Directors recommends a “say-on-pay” vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation.

Although this advisory vote regarding the frequency of “say-on-pay” votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future “say-on-pay” stockholder advisory votes.

The Board of Directors unanimously recommends that you vote “FOR” the 1-Year frequency option.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. Executive officers and directors of Northfield Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4, and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director, or 10% beneficial owner of the shares of common stock to file a Form 3, 4, or 5 on a timely basis. Based on our review of such ownership reports, we believe that no officer, director or 10% beneficial owner of Northfield Bancorp, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2012.

Proxy Solicitation Costs

The cost of solicitation of proxies will be borne by Northfield Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers, and regular employees may solicit proxies personally, by telegraph, telephone, or other forms of communication without additional compensation. Our Annual Report on Form 10-K for the year ended December 31, 2012, has been mailed or made available online to all stockholders of record as of April 1, 2013. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.

Voting by Benefit Plans

If you participate in the Northfield Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Northfield Bancorp common stock through the Northfield Bank Employee Savings Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Northfield Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received or an instruction to “abstain” is received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Northfield Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP and 401(k) Plan voting instructions is May 15, 2013.

Other Matters

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Online Delivery of Proxy and Other Materials

We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need to vote at our Annual Meeting, while also lowering the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since April 9, 2013, the proxy materials for the 2013 Annual Meeting (which includes the 2012 Annual Report to Stockholders) have been available at the following web site: www.enorthfield.com/proxy. Stockholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in either of the following ways: (i) by telephone, at (800) 951-2405; or (ii) by sending an e-mail to fulfillment@rtco.com. Stockholders who are not eligible to vote at the Annual Meeting may find our 2012 Annual Report to Stockholders and the Notice of Annual Meeting and Proxy Statement on the Investor Relations portion of our Company website.

We encourage all of our stockholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to add to stockholder value. Other benefits of this service include: receiving stockholder communications, including the Company’s Annual Report to Stockholders and Proxy Statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail; enjoying easier access to convenient online voting; and eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

If you request a copy of the Annual Report on Form 10-K and Proxy Statement, we intend to deliver only one copy of each to multiple registered stockholders sharing the same address unless we receive contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the Annual Reports or Proxy Statement, they may call or write and request separate copies currently or in the future as follows:

Investor Relations

Northfield Bancorp, Inc.

581 Main Street, Suite 810

Woodbridge, New Jersey 07095

Phone: (732) 499-7200, ext. 2515

Fax: (732) 634-0737

Registered stockholders sharing the same address and receiving multiple copies of Annual Reports and Proxy Statements may request the delivery of a singly copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

M. Eileen Bergin
Vice President, Corporate Secretary

Woodbridge, New Jersey

April 9, 2013

REVOCABLE PROXY NORTHFIELD BANCORP, INC.
YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.
To Vote by Telephone:
Call 1-855-362-6706 Toll-Free on a Touch-Tone
Phone anytime prior to 3:00 a.m., May 22, 2013.
To Vote by Internet:
Go to http://www.rtcoproxy.com/nfbk prior to 3:00 a.m., May 22, 2013.
Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.
Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Notice and Proxy Statement, Annual Report on Form 10-K,

Summary Annual Report and Proxy Card are available at

www.enorthfield.com/proxy.

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except

1.	The election as Directors of all nominees listed below each to serve for a three-year term	☐	☐	☐
Nominees:
(01) John R. Bowen (02) Gil Chapman
(03) John J. DePierro
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

		For	Against	Abstain
2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

		For	Against	Abstain
3.	An advisory (non-binding) resolution to approve the executive compensation described in the Proxy Statement.	☐	☐	☐

	One Year	Two Years	Three Years	Abstain
4.	An advisory (non-binding) proposal with respect to the frequency that stockholders will vote on our executive compensation. ☐	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 and “1 Year” on proposal 4.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE AND FOR THE “1 YEAR” OPTION. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

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NORTHFIELD BANCORP, INC. – ANNUAL MEETING, MAY 22, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http:/www.enorthfield.com/proxy

you can vote in one of three ways:

1.	Call toll free 1-855-362-6706 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/nfbk and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

NORTHFIELD BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the full Board of Directors (other than those listed as nominees in this proxy), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Northfield Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York, 10314, at 10:00 a.m. (local time) on May 22, 2013. The proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

Should the stockholder be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Northfield Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Northfield Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The stockholder acknowledges receipt from Northfield Bancorp, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 9, 2013.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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